EXHIBIT 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

SURGICARE, INC.

IPS ACQUISITION, INC.

and

INTEGRATED PHYSICIAN SOLUTIONS, INC.

Conformed copy dated as of February 9, 2004,
as amended by
First Amendment to Agreement and Plan of Merger dated as of July 16, 2004
and
Second Amendment to Agreement and Plan of Merger dated as
of September 9, 2004

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Page
ARTICLE VII CONDITIONS TO THE MERGER	59
SECTION 7.01 Conditions to the Obligations of Each Party	59
SECTION 7.02 Conditions to the Obligations of SurgiCare and Merger Sub	59
SECTION 7.03 Conditions to the Obligations of IPS	61
ARTICLE VIII TERMINATION, AMENDMENT, WAIVER AND EXPENSES	64
SECTION 8.01 Termination	64
SECTION 8.02 Effect of Termination	66
SECTION 8.03 Expenses.	67
ARTICLE IX GENERAL PROVISIONS	68
SECTION 9.01 Non-Survival of Representations, Warranties and Agreements	68
SECTION 9.02 Notices	68
SECTION 9.03 Certain Definitions	69
SECTION 9.04 Amendment	74
SECTION 9.05 Waiver	74
SECTION 9.06 Severability	75
SECTION 9.07 Assignment; Binding Effect; Benefit	75
SECTION 9.08 Specific Performance	75
SECTION 9.09 Governing Law; Forum	75
SECTION 9.10 Headings	75
SECTION 9.11 Counterparts	75
SECTION 9.12 Entire Agreement	76
SECTION 9.13 Waiver of Jury Trial	76
EXHIBIT A Form of SurgiCare Restated Charter
EXHIBIT B Form of Debt Exchange Agreement
EXHIBIT C Form of Stock Subscription Agreement
EXHIBIT D Form of New Equity Plan
EXHIBIT E Form of Employment Agreement
EXHIBIT F Form of Opinion of Morris, Manning & Martin, LLP
EXHIBIT G Form of Investment Letter
EXHIBIT H Form of Opinion of Strasburger & Price, LLP
EXHIBIT I Form of SurgiCare Amended and Restated By-Laws
EXHIBIT J Form of Registration Rights Agreement
EXHIBIT K Form of DCPS/MBS Acquisition Agreement

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GLOSSARY OF DEFINED TERMS

Location of
Defined Term	Definition
Acquisition Agreement	Section 6.03(c)
Action	Section 3.11
Affiliate or affiliate	Section 9.03
Affiliated Group	Section 3.17(e)
Aggregate Merger Consideration	Section 9.03
Agreement	Preamble
ALTA	Section 3.15(b)
AMEX	Section 3.05(b)
Appraisal Shares	Section 2.01(c)
Bank Austria Warrants	Section 4.03(a)
Board Election	Section 3.04(b)
Brantley III	Recitals
Brantley III Loan Amount	Section 9.03
Brantley III Loan Conversion Shares	Section 9.03
Brantley III Notes	Recitals
Brantley IV	Recitals
Brantley Capital	Recitals
Brantley Capital Loan Amount	Section 9.03
Brantley Capital Loan Conversion Shares	Section 9.03
Brantley Capital Notes	Recitals
Brantley Warrants	Section 2.04
Bridge Notes	Recitals
business day	Section 9.03
Certificate of Merger	Section 1.02(b)
Certificates	Section 2.01(b)
Class A Common Closing Price	Section 9.03
Closing	Section 1.02(a)
Closing Date	Section 1.02(a)
Code	Recitals
Common/Series C Exchange Ratio	Section 2.01(a)
Confidentiality Agreement	Section 6.02
Consent	Section 3.05(b)
Contract	Section 3.03(b)
control	Section 9.03
DCPS	Section 9.03
DCPS/MBS Acquisition	Section 9.03
DCPS/MBS Acquisition Agreement	Section 9.03
Debt Financing	Section 4.08
DGCL	Recitals
Effective Time	Section 1.02(b)
Employee Pension Benefit Plan	Section 9.03

-iv-

Location of
Defined Term	Definition
Employee Welfare Benefit Plan	Section 9.03
Environmental Laws	Section 9.03
Environmental Permits	Section 3.14
Equity Financing	Recitals
ERISA	Section 3.12(a)
Exchange Act	Section 3.08
Exchange Agent	Section 2.02
Exchange Fund	Section 2.02
Expenses	Section 8.03(a)
Federal Employee Health Benefit Program	Section 1.07(b)
Fiduciary	Section 9.03
Filed SurgiCare SEC Documents	Section 3.10
Financial Statements	Section 4.08(a)
Five Day Average Price	Section 9.03
Fully-Diluted SurgiCare Shares	Section 9.03
Governmental Entity	Section 3.06(a)
Hazardous Substances	Section 9.03
HIPAA	Section 3.07(d)
HSR Act	Section 3.05(b)
Intellectual Property	Section 9.03
Investment Letters	Section 7.02
IPS	Preamble
IPS Accreditations	Section 4.06(c)
IPS Acquisition Proposal	Section 6.04(b)
IPS Acquisition Transaction	Section 6.04(a)
IPS Balance Sheet	Section 4.08(b)
IPS Board	Recitals
IPS Board Approval	Section 4.04(b)
IPS Bridge Notes	Recitals
IPS By-Laws	Section 4.02
IPS Capital Stock	Recitals
IPS Charter	Section 4.02
IPS Charter Amendment	Recitals
IPS Common/Series C Merger Consideration	Section 9.03
IPS Common Shares	Recitals
IPS Common Stock	Recitals
IPS Disclosure Schedule	Section 9.12
IPS Employee Benefit Plan	Section 9.03
IPS Intellectual Property	Section 4.16(b)
IPS Material Adverse Effect	Section 9.03
IPS Material Contracts	Section 4.13(a)
IPS Option Plan	Section 2.04
IPS Permits	Section 4.06(a)
IPS Real Property	Section 4.15(b)
IPS Series A	Recitals

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Location of
Defined Term	Definition
IPS Series A Merger Consideration	Section 9.03
IPS Series A Shares	Section 2.01(a)
IPS Series A-1	Recitals
IPS Series A-1 Merger Consideration	Section 9.03
IPS Series A-1 Shares	Section 2.01(a)
IPS Series A-2	Recitals
IPS Series A-2 Merger Consideration	Section 9.03
IPS Series A-2 Shares	Section 2.01(a)
IPS Series B	Recitals
IPS Series B Merger Consideration	Section 9.03
IPS Series B Shares	Section 2.01(a)
IPS Series C	Recitals
IPS Series C Shares	Section 2.01(a)
IPS Stock Options	Section 2.04
IPS Stockholder Approval	Section 4.04(a)
IPS Stockholders Meeting	Section 6.01(a)
IPS Subsequent Adverse Determination	Section 6.04(c)
IPS Subsidiary	Section 9.03
IPS Superior Proposal	Section 6.04(b)
Judgment	Section 3.05(a)
knowledge	Section 9.03
Lakepoint	Recitals
Law	Section 1.02(b)
Liability	Section 9.03
Liens	Section 3.01(b)
Maximum Premium	Section 6.05(b)
MBS	Section 9.03
Medicaid	Section 3.07(b)
Medicare	Section 3.07(b)
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Board	Recitals
Multiemployer Plan	Section 9.03
New Equity Plan	Section 3.04(a)
Order	Section 7.01(b)
PBGC	Section 9.03
Person or person	Section 9.03
Prohibited Transaction	Section 9.03
Proxy Statement	Section 6.01
Recapitalization	Recitals
Required Consents	Section 3.05(b)
Reverse Split Fraction	Section 9.03
Reverse Stock Split	Recitals
Rule 145 Affiliate	Section 6.08(a)
SEC	Section 3.05(b)

Location of
Defined Term	Definition
Securities Act	Section 3.08(a)
Stock Subscription Agreement	Recitals
subsidiary or subsidiaries	Section 9.03
SurgiCare	Preamble
SurgiCare Accreditations	Section 3.06(c)
SurgiCare Acquisition Proposal	Section 6.03(b)
SurgiCare Acquisition Transaction	Section 6.03(a)
SurgiCare Balance Sheet	Section 3.08(b)
SurgiCare Board	Recitals
SurgiCare Board Approval	Section 3.04(b)
SurgiCare Bridge Notes	Recitals
SurgiCare By-Laws	Section 3.02
SurgiCare Capital Stock	Recitals
SurgiCare Charter	Section 3.02
SurgiCare Class A Common Shares	Section 2.01(a)
SurgiCare Class A Common Stock	Recitals
SurgiCare Class B Common Stock	Recitals
SurgiCare Class C Common Stock	Recitals
SurgiCare Disclosure Schedule	Section 9.12
SurgiCare Employee Benefit Plan	Section 9.03
SurgiCare Intellectual Property	Section 3.16(b)
SurgiCare Material Adverse Effect	Section 9.03
SurgiCare Material Contracts	Section 3.13(a)
SurgiCare Old Common Stock	Recitals
SurgiCare Option Plan	Section 3.03(a)
SurgiCare Permits	Section 3.06(a)
SurgiCare Real Property	Section 3.15(b)
SurgiCare Restated Charter	Recitals
SurgiCare SEC Reports	Section 3.08(a)
SurgiCare Series A	Recitals
SurgiCare Series AA	Recitals
SurgiCare Stock Options	Section 3.03(a)
SurgiCare Stockholder Approval	Section 3.04(a)
SurgiCare Stockholders Meeting	Section 6.01(a)
SurgiCare Subsequent Adverse Determination	Section 6.03(c)
SurgiCare Subsidiary	Section 9.03
SurgiCare Superior Proposal	Section 6.03(b)
SurgiCare Warrants	Section 3.03(a)
Surviving Corporation	Section 1.01
Tax or Taxes	Section 9.03
Tax Return	Section 9.03
Trademarks	Section 9.03
Transactions	Section 9.03
TRICARE	Section 3.07(b)
U.S. GAAP	Section 3.08(b)
Voting IPS Debt	Section 4.03(c)

Location of
Defined Term	Definition
Voting SurgiCare Debt	Section 3.03(c)

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of February 9, 2004 (this “Agreement”) is by and among SURGICARE, INC., a Delaware corporation (“SurgiCare”), IPS ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of SurgiCare (“Merger Sub”), and INTEGRATED PHYSICIAN SOLUTIONS, INC., a Delaware corporation (“IPS”). The Agreement amends and restates in its entirety the Agreement and Plan of Merger dated as of November 18, 2003 entered into among SurgiCare, Merger Sub and IPS (the “Prior Agreement”). All terms not otherwise defined herein have the meanings ascribed to them in Section 9.03 hereof.

     WHEREAS, the boards of directors of SurgiCare (the “SurgiCare Board”), Merger Sub (the “Merger Sub Board”) and IPS (the “IPS Board”) have each determined that it is advisable and in the best interests of their respective stockholders for SurgiCare to enter into a business combination with IPS upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such combination, the SurgiCare Board, the Merger Sub Board and the IPS Board have each approved the merger (the “Merger”) of Merger Sub with and into IPS in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), and upon the terms and subject to the conditions set forth herein;

     WHEREAS, prior to the Merger, (A) SurgiCare will file an Amended and Restated Certificate of Incorporation (the “SurgiCare Restated Charter”) in the form of Exhibit A hereto with the Secretary of State of the State of Delaware pursuant to which (i) SurgiCare’s corporate name will be changed to “Orion HealthCorp, Inc.”, (ii) the Class B Common Stock, par value $0.001 per share (the “SurgiCare Class B Common Stock”), and the Class C Common Stock, par value $0.001 per share (the “SurgiCare Class C Common Stock”), of SurgiCare will be authorized and (iii) SurgiCare will effect a reverse stock split (the “Reverse Stock Split”) whereby each outstanding share of common stock, par value $0.005 per share (the “SurgiCare Old Common Stock”), of SurgiCare shall be reclassified and reduced to a fraction of a share of Class A Common Stock, par value $0.001 per share (the “SurgiCare Class A Common Stock”), of SurgiCare equal to the Reverse Split Fraction (as hereinafter defined), and (B) all outstanding shares of Series A Preferred Stock, $0.001 par value per share (“SurgiCare Series A”), of SurgiCare and, unless otherwise agreed by IPS, Series AA Preferred Stock, $0.001 par value per share (the “SurgiCare Series AA” and, collectively with the SurgiCare Old Common Stock and the SurgiCare Series A, the “SurgiCare Capital Stock”), of SurgiCare shall be converted into shares of SurgiCare Class A Common Stock (the filing of the SurgiCare Restated Charter and the conversion of the SurgiCare Series A and, if applicable, SurgiCare Series AA being referred to herein as the “Recapitalization”);

     WHEREAS, prior to the Merger, IPS will file an amendment to its certificate of incorporation (the “IPS Charter Amendment”) in form and substance necessary to make Section 2.01 hereof consistent with the terms of such certificate of incorporation;

     WHEREAS, prior to the date hereof, Brantley Partners IV, L.P. (“Brantley IV”) advanced a total of $2,055,000 in loans to Lakepoint Acquisition, Inc., a Delaware corporation (“Lakepoint”), which in turn advanced $665,000 to SurgiCare pursuant to one or more promissory notes (collectively with any notes evidencing additional loans made by Lakepoint to SurgiCare after such date, the “SurgiCare Bridge Notes”) and $1,390,000 to IPS pursuant to one or more promissory notes (collectively with any notes evidencing additional loans made by Lakepoint to IPS after such date, the “IPS Bridge Notes” and, together with the SurgiCare Bridge Notes, the “Bridge Notes”) to fund certain approved working capital expenses.

     WHEREAS, prior to the date hereof, Brantley Venture Partners III, L.P. (“Brantley III”) has made loans to IPS in the outstanding aggregate principal amount of $1,271,171 evidenced by one or more promissory notes (the “Brantley III Notes”), and, immediately after giving effect to the Merger, Brantley III, SurgiCare and IPS wish to have the Brantley III Notes exchanged for shares of SurgiCare Class A Common Stock on the terms and conditions set forth in an Amended and Restated Debt Exchange Agreement in substantially the form attached hereto as Exhibit B (the “Debt Exchange Agreement”; the transactions contemplated thereby are referred to herein as the “Debt Exchange”).

     WHEREAS, prior to the date hereof, Brantley Capital Corporation (“Brantley Capital”) has made loans to IPS in the outstanding aggregate principal amount of $1,985,448 evidenced by one or more promissory notes (the “Brantley Capital Notes”) , and, immediately after giving effect to the Merger, Brantley Capital, SurgiCare and IPS wish to have the Brantley Capital Notes, together with the right to receive certain other amounts owed by IPS to Brantley Capital, exchanged for shares of SurgiCare Class A Common Stock on the terms and conditions set forth in the Debt Exchange Agreement.

     WHEREAS, simultaneously with, and as a condition to, the Merger, Brantley IV will purchase, and SurgiCare will issue and sell to Brantley IV, shares of SurgiCare Class B Common Stock on the terms and subject to the conditions set forth in an Amended and Restated Stock Subscription Agreement in substantially the form attached hereto as Exhibit C (the “Stock Subscription Agreement”; the transactions contemplated thereby are referred to herein as the “Equity Financing”);

     WHEREAS, simultaneously with, and as a condition to, the Merger, SurgiCare or one of its wholly-owned subsidiaries will consummate the DCPS/MBS Acquisition;

     WHEREAS, for United States federal income tax purposes, (i) the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Merger, together with the DCPS/MBS Acquisition, the Debt Exchange and the Equity Financing, are intended to qualify as transfers to a corporation controlled by the transferors under the provisions of Section 351 of the Code;

     WHEREAS, pursuant to the Merger, each outstanding share of common stock, par value $0.001 per share, of IPS (“IPS Common Stock”), Series A Convertible Preferred Stock, par value $0.001 per share, of IPS (“IPS Series A”), Series A-1 Convertible Preferred Stock, par value $0.001 per share, of IPS (“IPS Series A-1”), Series A-2 Convertible Preferred Stock, par value $0.001 per share, of IPS (“IPS Series A-2”), Series B Convertible Preferred Stock, par value $0.001 per share, of IPS (“IPS Series B”) and Series C Convertible Preferred Stock, par value $0.001 per share, of IPS (“IPS Series C” and, collectively with the IPS Common Stock, the IPS

Series A, the IPS Series A-1, the IPS Series A-2 and the IPS Series B, the “IPS Capital Stock”) shall be converted into the right to receive the applicable Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth herein; and

     WHEREAS, SurgiCare, Merger Sub and IPS desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

     SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub will be merged with and into IPS. As a result of the Merger, the separate corporate existence of Merger Sub will cease and IPS will continue as the surviving corporation of the Merger (the “Surviving Corporation”) and will continue to be governed by the DGCL.

     SECTION 1.02 Closing; Effective Time.

          (a) The closing of the Merger (the “Closing”), the Equity Financing, the Debt Exchange and the DCPS/MBS Acquisition will take place substantially simultaneously (i) at 10:00 a.m. (local time) at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York as soon as practicable, but in any event within three (3) business days after the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) are fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as SurgiCare and IPS may agree in writing (the “Closing Date”). Subject to the provisions of Article VII, failure to consummate the Merger provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.02 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

          (b) At the Closing, IPS, SurgiCare and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be duly prepared, executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and make all other filings or recordings required by applicable statute, law (including common law), legislation, interpretation, ordinance, rule or regulation, domestic or foreign (“Law”) in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the “Effective Time”).

     SECTION 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the DGCL. Without

limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers, authority and franchises, both public and private, all assets and property, real, personal and mixed, and every interest therein, wherever located, of IPS and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of IPS and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.04 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either IPS or Merger Sub or which are to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of each of IPS, SurgiCare and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of IPS, SurgiCare and Merger Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     SECTION 1.05 Certificate of Incorporation and By-Laws.

          (a) At the Effective Time, the IPS Charter will, by virtue of the Merger, be amended and restated to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that Article I will state that the name of IPS is “Integrated Physician Solutions, Inc.”, until duly amended or repealed.

          (b) At the Effective Time, the IPS By-Laws will, by virtue of the Merger, be amended and restated to be identical to the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, except that such by-laws, as so amended and restated, will state that the name of IPS is “Integrated Physician Solutions, Inc.”, until duly amended or repealed.

     SECTION 1.06 Directors and Officers. The directors of IPS immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of IPS immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01 Conversion of Securities.

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of SurgiCare, Merger Sub, IPS or the holders of any of the following securities:

          (i) except as otherwise set forth in Section 2.01(b):

(A)	each share of IPS Series A (collectively, the “IPS Series A Shares”) issued and outstanding immediately prior to the Effective Time (other than any IPS Series A Shares to be canceled pursuant to Section 2.01(a)(ii)) shall be canceled and automatically converted, subject to Section 2.02(e), into the right to receive the number of shares of SurgiCare Class A Common Stock (shares of SurgiCare Class A Common Stock being referred to herein collectively as the “SurgiCare Class A Common Shares”) equal to the quotient of the IPS Series A Merger Consideration divided by the aggregate number of IPS Series A Shares outstanding immediately prior to the Effective Time (assuming for such purpose the exercise of all then outstanding options, warrants, conversion rights, commitments or other rights to acquire IPS Series A Shares, whether vested or unvested):

(B)	each share of IPS Series A-1 (collectively, the “IPS Series A-1 Shares”) issued and outstanding immediately prior to the Effective Time (other than any IPS Series A-1 Shares to be canceled pursuant to Section 2.01(a)(ii)) shall be canceled and automatically converted, subject to Section 2.02(e), into the right to receive the number of SurgiCare Class A Common Shares equal to the quotient of the IPS Series A-1 Merger Consideration divided by the aggregate number of IPS Series A-1 Shares outstanding immediately prior to the Effective Time (assuming for such purpose the exercise of all then outstanding options, warrants, conversion rights, commitments or other rights to acquire IPS Series A-1 Shares, whether vested or unvested);

(C)	each share of IPS Series A-2 (collectively, the “IPS Series A-2 Shares”) issued and outstanding immediately prior to the Effective Time (other than any IPS Series A-2 Shares to be canceled pursuant to Section 2.01(a)(ii)) shall be canceled and automatically converted, subject to Section 2.02(e), into the right to receive the number of SurgiCare Class A Common Shares equal to the quotient of the IPS Series A-2 Merger Consideration divided by the aggregate number of IPS Series A-2 Shares outstanding immediately prior to the Effective Time (assuming for such purpose the exercise of all then outstanding options, warrants, conversion rights, commitments or other rights to acquire IPS Series A-2 Shares, whether vested or unvested, other than any convertible debt being exchanged pursuant to the Debt Exchange Agreement);

(D)	each share of IPS Series B (collectively, the “IPS Series B Shares”) issued and outstanding immediately prior to the Effective Time

(other than any IPS Series B Shares to be canceled pursuant to Section 2.01(a)(ii)) shall be canceled and automatically converted, subject to Section 2.02(e), into the right to receive the number of SurgiCare Class A Common Shares equal to the quotient of the IPS Series B Merger Consideration divided by the aggregate number of IPS Series B Shares outstanding immediately prior to the Effective Time (assuming for such purpose the exercise of all then outstanding options, warrants, conversion rights, commitments or other rights to acquire IPS Series B Shares, whether vested or unvested); and

(E)	each share of IPS Common Stock (collectively, the “IPS Common Shares”) and each share of IPS Series C (collectively, the “IPS Series C Shares”) issued and outstanding immediately prior to the Effective Time (other than any IPS Common Shares and IPS Series C Shares to be canceled pursuant to Section 2.01(a)(ii)) shall be canceled and automatically converted, subject to Section 2.02(e), into the right to receive the number of SurgiCare Class A Common Shares equal to the quotient of the IPS Common/Series C Merger Consideration divided by the aggregate number of IPS Common Shares and IPS Series C Shares outstanding immediately prior to the Effective Time (assuming for such purpose the exercise of all then outstanding options, warrants, conversion rights, commitments or other rights to acquire IPS Common Shares or IPS Series C Shares, whether vested or unvested, other than the options canceled pursuant to Section 6.08 hereof and other than the Brantley Warrants, the IPS Series A Shares, the IPS Series A-1 Shares, the IPS Series A-2 Shares, the IPS Series B Shares and, with respect to the IPS Common Shares, the IPS Series C Shares) (such fraction, the “Common/Class C Exchange Ratio”);

          (ii) each share of IPS Capital Stock owned by SurgiCare or any direct or indirect wholly owned subsidiary of SurgiCare or held in treasury by IPS or any Subsidiary of IPS immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (iii) each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

          (b) Notwithstanding any provisions of this Agreement to the contrary, shares of IPS Capital Stock which are issued and outstanding immediately prior to the Effective Time and which are held by any Person who has not voted such shares of IPS Capital Stock in favor of the Merger, who has delivered a written demand for appraisal of such shares of IPS Capital Stock in the manner provided by the DGCL and who, as of the Effective Time, has perfected and not effectively withdrawn or lost such right to appraisal (the “Appraisal Shares”) will not be converted into or represent a right to receive the applicable Merger Consideration pursuant to this Article II. The holders thereof will be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Appraisal Shares who becomes entitled to payment for such shares of IPS Capital Stock pursuant to Section 262 of the DGCL will receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Appraisal Shares fails to establish its entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any such holder of Appraisal Shares effectively withdraws its demand for appraisal of such shares of IPS Capital Stock or loses its right to appraisal and payment for its shares of IPS Common Stock under Section 262 of the DGCL, or (iii) if neither any holder of Appraisal Shares nor the Surviving Corporation files a petition demanding a determination of the value of all Appraisal Shares within the time provided in Section 262 of the DGCL, such holder will forfeit the right to appraisal of such shares of IPS Capital Stock and each such share of IPS Capital Stock will be treated as if such share of IPS Capital Stock had been converted, as of the Effective Time, into a right to receive the applicable Merger Consideration, without interest thereon, from the Surviving Corporation as provided in Section 2.01(a). IPS will give SurgiCare prompt notice of any demands received by IPS for appraisal of IPS Capital Stock, and, until the Effective Time, SurgiCare will have the opportunity to participate in all negotiations and proceedings with respect to such demands. IPS will not, except with the prior written consent of SurgiCare, make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 2.02 Exchange of Certificates.

          (a) Exchange Agent. SurgiCare shall deposit, or shall cause to be deposited, with Registrar and Transfer Company or such other bank or trust company that may be designated by SurgiCare and is reasonably satisfactory to IPS (the “Exchange Agent”), for the benefit of the holders of shares of IPS Capital Stock, for exchange in accordance with this Article II through the Exchange Agent, certificates representing SurgiCare Class A Common Shares issuable pursuant to Section 2.01 as of the Effective Time, and cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.02(e) (the aggregate of such cash and certificates for SurgiCare Class A Common Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). If requested by the Exchange Agent, SurgiCare and IPS will enter into a mutually acceptable exchange agent agreement which will set forth the duties, responsibilities and obligations of the Exchange Agent. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the SurgiCare Class A Common Shares contemplated to be issued pursuant to Section 2.01, out of the Exchange Fund. Except as contemplated by Section 2.02(f) hereof, the Exchange Fund shall not be used for any other purpose.

          (b) Exchange Procedures. As promptly as practicable after the Effective Time (but in any event within five business days after the Effective Time), SurgiCare shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of IPS Capital Stock (the “Certificates”) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing SurgiCare Class A Common Shares and cash in lieu of any fractional shares. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole SurgiCare Class A Common Shares which such holder has the right to receive in respect of the shares of IPS Capital Stock formerly represented by such Certificate (after taking into account all shares of IPS Capital Stock then held by such holder), cash in lieu of any fractional SurgiCare Class A Common Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) (the SurgiCare Class A Common Shares, cash, dividends and distributions being, collectively, the “Merger Consideration”), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of IPS Capital Stock which is not registered in the transfer records of IPS, the applicable Merger Consideration may be issued to a transferee if the Certificate representing such shares of IPS Capital Stock is properly endorsed and presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Surviving Corporation that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

          (c) Distributions with Respect to Unexchanged SurgiCare Class A Common Shares. No dividends or other distributions declared or made after the Effective Time with respect to the SurgiCare Class A Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the SurgiCare Class A Common Shares represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate as provided in Section 2.02(b). Subject to the effect of escheat, tax or other applicable Laws (as defined below), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole SurgiCare Class A Common Shares issued in exchange therefor, without interest, (i) promptly (but in any event within five business days after such surrender), the amount of any cash payable with respect to a fractional SurgiCare Class A Common Share to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore payable with respect to such whole SurgiCare Class A Common Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole SurgiCare Class A Common Shares.

          (d) No Further Rights in IPS Capital Stock. All SurgiCare Class A Common Shares issued (and represented by certificates delivered) upon conversion of the shares of IPS Capital Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of IPS Capital Stock.

          (e) No Fractional Shares. No certificates or scrip representing fractional SurgiCare Class A Common Shares shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to SurgiCare Class A Common Shares shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of SurgiCare. In lieu of any such fractional share, each holder of IPS Capital Stock who would otherwise have been entitled to a fraction of a SurgiCare Class A Common Share upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of IPS Capital Stock held at the Effective Time by such holder) times (ii) the Class A Common Closing Price. As soon as practical after determining the amount of cash, if any, to be paid to holders of IPS Capital Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of IPS Capital Stock. SurgiCare will make available to the Exchange Agent the cash necessary for this purpose.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of shares of IPS Capital Stock for twelve months after the Effective Time shall be delivered to SurgiCare, upon demand, and any holders of shares of IPS Capital Stock who have not theretofore complied with this Article II shall thereafter look only to SurgiCare for the applicable Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of shares of IPS Capital Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of SurgiCare free and clear of any claims or interest of any person previously entitled thereto.

          (g) No Liability. None of SurgiCare, Merger Sub, IPS or the Surviving Corporation shall be liable to any holder of shares of IPS Capital Stock for any such shares of IPS Capital Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (h) Withholding Rights. Each of the Surviving Corporation, SurgiCare and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of IPS Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation, SurgiCare or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of IPS Capital Stock in respect of which such deduction and withholding was made by the Surviving Corporation, SurgiCare or the Exchange Agent, as the case may be.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the

Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration.

     SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of IPS shall be closed and there shall be no further registration of transfers of shares of IPS Capital Stock thereafter on the records of IPS. From and after the Effective Time, the holders of Certificates representing shares of IPS Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of IPS Capital Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or SurgiCare for any reason shall be converted into the applicable Merger Consideration.

     SECTION 2.04 Stock Options and Warrants. Effective immediately after the Effective Time, (a) all outstanding options (the “IPS Stock Options”) under IPS’ 1996 Long-Term Incentive Plan (the “IPS Option Plan”) shall be cancelled without the payment of any consideration in accordance with Section 6.08 hereof and (b) the Bank Austria Warrants, to the extent not exercised prior to the Effective Time, shall thereafter represent the right to purchase the number of SurgiCare Class A Common Shares that would have been received by the holder of the Bank Austria Warrants if the unexercised portion of those warrants had been exercised immediately prior to the Effective Time.

     SECTION 2.05 Closing Certificates. At the Closing, (a) SurgiCare shall deliver to IPS a certificate, in form and substance satisfactory to IPS and signed by its Chief Executive Officer and Chief Financial Officer, certifying in reasonable detail the calculation of the amount of Fully-Diluted SurgiCare Shares on the Closing Date, together with all supporting materials used in such calculation, and (b) IPS shall deliver to SurgiCare a certificate, signed by its Chief Executive Officer and Chief Financial Officer, certifying in reasonable detail the calculation of (i) the aggregate number of IPS Series A Shares, IPS Series A-1 Shares, IPS Series A-2 Shares, IPS Series B Shares, IPS Series C Shares and IPS Common Shares outstanding immediately prior to the Effective Time (assuming for such purpose the exercise of all then outstanding options, warrants, conversion rights, commitments or other rights to acquire shares of IPS Capital Stock, whether vested or unvested, other than the options canceled pursuant to Section 6.08 hereof and other than the Brantley Warrants, the IPS Series A Shares, the IPS Series A-1 Shares, the IPS Series A-2 Shares, the IPS Series B Shares and the IPS Series C Shares) and (ii) the IPS Series A Merger Consideration, the IPS Series A-1 Merger Consideration, the IPS Series A-2 Merger Consideration and the IPS Series B Merger Consideration, together with all supporting materials used in such calculation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SURGICARE AND MERGER SUB

     SurgiCare and Merger Sub, jointly and severally, hereby represent and warrant to IPS that:

     SECTION 3.01 Organization and Qualification; Subsidiaries.

          (a) SurgiCare and each SurgiCare Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing (where such concept is applicable) under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to do so would not have a SurgiCare Material Adverse Effect. Each of SurgiCare and the SurgiCare Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing (where such concept is applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to do so would not have a SurgiCare Material Adverse Effect.

          (b) Section 3.01(b) of the SurgiCare Disclosure Schedule lists each SurgiCare Subsidiary, its jurisdiction of organization and all trade names currently used or used at any time during the past two years by such SurgiCare Subsidiary. All of the outstanding shares of capital stock or other equity interests of each SurgiCare Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and, except as set forth in Section 3.01(b) of the SurgiCare Disclosure Schedule, are owned by SurgiCare, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”). Except for its interests in the SurgiCare Subsidiaries and except for the ownership of interests set forth in Section 3.01(b) of the SurgiCare Disclosure Schedule, SurgiCare does not own, directly or indirectly, or have any outstanding contractual obligation to acquire, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any corporation, partnership, joint venture or other business association or entity.

     SECTION 3.02 Certificate of Incorporation and By-Laws. SurgiCare has heretofore provided to IPS a complete and correct copy of SurgiCare’s certificate of incorporation, as amended to date (the “SurgiCare Charter”) and SurgiCare’s by-laws, as amended to date (the “SurgiCare By-Laws”). The SurgiCare Charter and SurgiCare By-Laws are in full force and effect. SurgiCare is not in violation of any of the provisions of the SurgiCare Charter or the SurgiCare By-Laws. SurgiCare has provided to IPS complete copies of the certificate of incorporation, by-laws or other organizational documents (including without limitation partnership agreements or limited liability company agreements) of each SurgiCare Subsidiary and no SurgiCare Subsidiary is in violation of such documents.

     SECTION 3.03 Capitalization.

          (a) The authorized capital stock of SurgiCare consists of (i) 50,000,000 shares of SurgiCare Old Common Stock, (ii) 1,650,000 shares of SurgiCare Series A and (iii) 1,200,000 shares of SurgiCare Series AA. At the close of business on November 14, 2003 (i) 25,793,520 shares of SurgiCare Old Common Stock were issued and outstanding, (ii) 1,225,100 shares of SurgiCare Series A were issued and outstanding, (iii) 900,000 shares of SurgiCare Series AA were issued and outstanding, (iv) 91,400 shares of SurgiCare Old Common Stock were held in SurgiCare’s treasury, (iv) no shares of SurgiCare Series A or SurgiCare Series AA were held in SurgiCare’s treasury, (v) 62,706 shares of SurgiCare Old Common Stock were subject to options (the “SurgiCare Stock Options”) granted pursuant to SurgiCare’s 2001 Stock Option Plan (the

“SurgiCare Option Plan”), (vi) 1,225,100 shares of SurgiCare Old Common Stock were reserved for issuance pursuant to the conversion of the shares of SurgiCare Series A that were issued and outstanding, (vii) 10,975,610 shares of SurgiCare Old Common Stock were reserved for issuance pursuant to the conversion of the shares of SurgiCare Series AA that were issued and outstanding and (viii) 10,789,082 shares of SurgiCare Old Common Stock were reserved for issuance pursuant to the exercise of all outstanding warrants of SurgiCare (the “SurgiCare Warrants”). Except as set forth above, at the close of business on November 14, 2003 no shares of SurgiCare Capital Stock or other securities of SurgiCare were issued, reserved for issuance or outstanding.

          (b) All outstanding shares of SurgiCare Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in material violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the SurgiCare Charter, the SurgiCare By-Laws or any contract, lease, license, indenture, note, bond, mortgage, agreement or other instrument or obligation (“Contract”) to which SurgiCare is a party or otherwise bound. Each offer or sale by SurgiCare of shares of its capital stock or other securities has been in compliance with all applicable federal and state securities laws or the applicable statute of limitations with respect to such offers or sales has expired.

          (c) Except as set forth in Section 3.03(c) of the SurgiCare Disclosure Schedule, there are not any bonds, debentures, notes or other indebtedness of SurgiCare having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of SurgiCare Capital Stock may vote (“Voting SurgiCare Debt”).

          (d) Except as set forth in Section 3.03(a) above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which SurgiCare or any SurgiCare Subsidiary is a party or by which any of them is bound (i) obligating SurgiCare or any SurgiCare Subsidiary to issue or sell, or cause to be issued or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable into, or exercisable for, any capital stock of or other equity interest in, SurgiCare or of any SurgiCare Subsidiary or any Voting SurgiCare Debt, (ii) obligating SurgiCare or any SurgiCare Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, stock appreciation right, stock-based performance unit, commitment, Contract, arrangement or undertaking, or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of SurgiCare Capital Stock. Section 3.03(d) of the SurgiCare Disclosure Schedule sets forth the total number of outstanding SurgiCare Stock Options and Warrants and the exercise prices thereof. SurgiCare has provided IPS with a schedule of all of such SurgiCare Stock Options and SurgiCare Warrants, including the relevant vesting times, exercise prices and exercise periods, and copies of all SurgiCare Warrants and all SurgiCare Option Plans and forms of option certificates granted thereunder.

          (e) There are not any outstanding contractual obligations of SurgiCare or of any SurgiCare Subsidiary, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of capital stock of SurgiCare or, except as set forth in Section 3.03(e)(i) of the

SurgiCare Disclosure Schedule, any capital stock or other ownership interest in any SurgiCare Subsidiary. Except as set forth in Section 3.03(e)(ii) of the SurgiCare Disclosure Schedule, there are no issued and outstanding shares of SurgiCare Capital Stock that are subject to a repurchase or redemption right in favor of SurgiCare.

          (f) The authorized stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and all of which are owned by SurgiCare. The SurgiCare Class A Common Shares to be issued pursuant to the Merger in accordance with Section 2.01(a)(i) will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights created by statute, the Certificate of Incorporation or By-Laws of SurgiCare or any agreement to which the SurgiCare is a party or is bound. Immediately following the Effective Time, and after giving effect to the Merger, the Equity Financing, the Debt Exchange, the DCPS/MBS Acquisition and the Recapitalization, the authorized, issued and outstanding capital stock of SurgiCare shall be as set forth in Schedule 3.03(f) of the SurgiCare Disclosure Schedule.

     SECTION 3.04 Authority Relative to this Agreement.

          (a) Each of SurgiCare and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of SurgiCare and Merger Sub of this Agreement and the consummation by each of SurgiCare and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of SurgiCare and Merger Sub, subject to the approval of the issuance of SurgiCare Class A Common Shares in the Merger and the Debt Exchange, as well as the DCPS/MBS Acquisition, the Recapitalization, the Equity Financing, the election of each of the individuals listed in Section 7.03(o) to the SurgiCare Board effective as of the Effective Time (the “Board Election”) and the Orion HealthCorp, Inc. 2003 Incentive Plan in the form set forth as Exhibit D hereto (the “New Equity Plan”) by the holders of (i) not less than a majority of the outstanding shares of SurgiCare Capital Stock, voting together as a class, (ii) not less than a majority of the outstanding shares of SurgiCare Old Common Stock, (iii) not less than a majority of the outstanding shares of SurgiCare Series A and (iv) not less than a majority of the outstanding shares of SurgiCare Series AA (the “SurgiCare Stockholder Approval”). Each of SurgiCare and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

          (b) On or prior to the date of this Agreement, the SurgiCare Board duly adopted resolutions (the “SurgiCare Board Approval”) at a meeting duly called and held or by unanimous written consent and such resolutions have not been subsequently rescinded or modified in any way in accordance with the DGCL, (i) approving, authorizing and adopting this Agreement, the Merger (including to the extent required by Section 203 of the DGCL in order that the consummation of the Transactions is not limited or restricted by such Law), the New Equity Plan and the other Transactions, (ii) determining that the Merger is advisable and in the best interests of SurgiCare and the SurgiCare stockholders, (iii) determining that the Transactions are fair to the SurgiCare stockholders and (iv) recommending that the SurgiCare stockholders approve and adopt this Agreement and directing that this Agreement, the Merger, the New Equity Plan and the other Transactions be submitted for consideration by the SurgiCare stockholders at the SurgiCare Stockholders Meeting.

          (c) Except for Section 203 of the DGCL, no “fair price”, “moratorium”, control share acquisition” or other similar anti-takeover statute or regulation is applicable, by reason of SurgiCare’s being a party to this Agreement, the Merger or the other Transactions. Neither SurgiCare nor any of the SurgiCare Subsidiaries is a party to any “stockholder rights” plan or any similar anti-takeover plan or device.

     SECTION 3.05 No Conflict; Required Filings and Consents.

          (a) Except as set forth in Section 3.05(a) of the SurgiCare Disclosure Schedule, the execution and delivery by each of SurgiCare and Merger Sub of this Agreement and the other transaction documents referenced hereby does not, and the consummation of the Transactions and compliance with the terms hereof will not, result in any material violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or require any offer to purchase or any prepayment of any debt, or result in the creation of any Lien upon any of the properties or assets of SurgiCare or any SurgiCare Subsidiary under, any provision of (i) the SurgiCare Charter, the SurgiCare By-Laws or the comparable charter, by-law or other organizational documents of any SurgiCare Subsidiary, (ii) any SurgiCare Material Contract or SurgiCare Employee Benefit Plan, or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, injunction or decree, domestic or foreign (“Judgment”), or Law, applicable to SurgiCare or any SurgiCare Subsidiary or their respective properties or assets.

          (b) Except as set forth in Section 3.05(a) of the SurgiCare Disclosure Schedule, no consent, approval, certificate, license, permit, order or authorization (“Consent”) of, or registration, declaration, notification or filing with, any Governmental Entity or third party is required to be obtained or made by or with respect to SurgiCare or any SurgiCare Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) if required, compliance with and filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) compliance with the applicable requirements of states securities or “blue sky” laws, the Securities Act and the Exchange Act and the rules and regulations of the American Stock Exchange (the “AMEX”), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which SurgiCare is qualified to do business (the foregoing clauses (b)(i) through (iii) being referred to collectively as the “Required Consents”), and (iv) such other items that would not have a SurgiCare Material Adverse Effect.

     SECTION 3.06 Permits; Accreditation.

          (a) Except as set forth in Section 3.06(a) of the SurgiCare Disclosure Schedule, SurgiCare has all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any federal, national, state, provincial, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or any other governmental or quasi-governmental authority, whether of the U.S., or another jurisdiction (a “Governmental Entity”), necessary or advisable for SurgiCare or any SurgiCare Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted, including without limitation all licenses and permits required to operate a health care facility under applicable legal requirements of each jurisdiction, all licenses required for the practice of medicine and the provision of medical or technical services in connection with the business of SurgiCare and each SurgiCare Subsidiary, certificates of need, provider and supplier numbers, and reassignments of supplier and provider billing rights as applicable to each health care facility or operation of SurgiCare and each SurgiCare Subsidiary (the “SurgiCare Permits”), other than such SurgiCare Permits as, individually and in the aggregate, are not material to the business of either SurgiCare or any SurgiCare Subsidiary and the lack of which would not result in a SurgiCare Material Adverse Effect. Except as disclosed in Section 3.06(a) of the SurgiCare Disclosure Schedule, each of SurgiCare and the SurgiCare Subsidiaries is in possession of all SurgiCare Permits in good standing, neither SurgiCare nor any SurgiCare Subsidiary is in breach of, or in default or violation under any of the SurgiCare Permits, and no suspension, violation, revocation, limitation or cancellation of or default under any of the SurgiCare Permits is pending or, to the knowledge of SurgiCare, threatened, except as would not have a SurgiCare Material Adverse Effect. Neither SurgiCare nor any SurgiCare Subsidiary has received any written notices of violation, default or deficiency with respect to any SurgiCare Permit that remains uncured. No SurgiCare Permit will be materially affected by, or terminate or lapse by reason of, the Transactions.

          (b) Except as disclosed in Section 3.06(b) of the SurgiCare Disclosure Schedule, each employee and agent of SurgiCare and each SurgiCare Subsidiary, including without limitation each physician and other health care professional employed by or performing services on behalf of SurgiCare or any SurgiCare Subsidiary, has all licenses, permits and approvals required for the performance of his or her duties for SurgiCare or SurgiCare Subsidiary, except where the failure to have such approvals would not have a SurgiCare Material Adverse Effect; and no such employee or agent of SurgiCare or any SurgiCare Subsidiary is in violation of any such license, permit, or approval or any term or condition thereof, except for such violations as would not have a SurgiCare Material Adverse Effect.

          (c) Section 3.06(c) of the SurgiCare Disclosure Schedule sets forth a list of all health care facility accreditations held by or awarded to SurgiCare and each SurgiCare Subsidiary and to each health care facility owned or operated by SurgiCare or a SurgiCare Subsidiary (the “SurgiCare Accreditations”). Except as disclosed in Section 3.06(c) of the SurgiCare Disclosure Schedule, each of the SurgiCare Accreditations is in good standing, and no suspension, revocation, limitation, or cancellation of any of the SurgiCare Accreditations is pending or, to the knowledge of SurgiCare, threatened. Neither SurgiCare nor any SurgiCare Subsidiary has received any written notices of violation, default, or deficiency with respect to any SurgiCare Accreditation that remains uncured. No SurgiCare Accreditation will be materially affected by, or terminate or lapse by reason of, the Transactions.

     SECTION 3.07 Compliance with Laws.

          (a) Except as disclosed in the Filed SEC Documents or in Section 3.07(a) of the SurgiCare Disclosure Schedule, SurgiCare and the SurgiCare Subsidiaries are, and have been, in compliance with each Law applicable to SurgiCare or any SurgiCare Subsidiary or by which any property or asset of SurgiCare or any SurgiCare Subsidiary is bound or affected, except where failure to be in such compliance would not have a SurgiCare Material Adverse Effect. Except as set forth in the Filed SEC Documents or in Section 3.07(a) of the SurgiCare Disclosure Schedule, neither SurgiCare nor any SurgiCare Subsidiary has received any communication from a Governmental Entity that alleges that SurgiCare or a SurgiCare Subsidiary is not or was not in compliance with any applicable Law.

          (b) Without limiting the generality of the foregoing, except as set forth in Section 3.07(b) of the SurgiCare Disclosure Schedule, neither SurgiCare nor any SurgiCare Subsidiary, nor, to the Knowledge of SurgiCare, any of the officers, directors, employees, and agents of SurgiCare or any SurgiCare Subsidiary, has engaged in any activity that (i) would constitute a violation of, or that would serve as cause for criminal or civil penalties under, the statutes pertaining to the federal Medicare and Medicaid programs (as defined below), or the federal statutes applicable to health care fraud and abuse, kickbacks and self-referrals, including without limitation 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn and the federal Civil False Claims Act, 31 U.S.C. § 3729 et seq., related or similar statutes pertaining to the Federal Employee Health Benefit Program (5 U.S.C. § 8901 et seq.) (the “Federal Employee Health Benefit Program”), the TRICARE program (10 U.S.C. § 1071 et seq.) (“TRICARE”) or any other federal health care program, or the regulations promulgated pursuant to any of such federal statutes, or any analogous or similar state statutes pertaining to Medicaid or any state statutes or regulations pertaining to commercial health care or health insurance programs or the regulations promulgated pursuant to such statutes or regulations, (ii) would serve as cause for mandatory or permissive exclusion from Medicare (Soc. Sec. Act of 1965, Title VIII, P.L. 89-97, as amended, 42 U.S.C. 1395 et seq.) (“Medicare”), Medicaid (Soc. Sec. Act of 1965, Title XIX, P.L. 89-97, as amended, 42 U.S.C. 1396 et seq.) (“Medicaid”), the Federal Employee Health Benefit Program, TRICARE, or any other federal or state health care program or any other governmental or commercial third party payor program, or (iii) would prohibit billing under Medicare or Medicaid, the Federal Employee Health Benefit Program, TRICARE, or any state-funded health care or private health insurance program.

          (c) Except as set forth in Section 3.07(c) of the SurgiCare Disclosure Schedule, neither SurgiCare, nor any of the SurgiCare Subsidiaries, nor any of their respective officers, directors, or managing employees, nor, to the knowledge of SurgiCare, any Person with a direct or indirect ownership, partnership, or equity interest in SurgiCare or a SurgiCare Subsidiary has (i) received notice of any action pending, nor been party to any action, to terminate the participation of such entity, or to exclude such entity from participation, in Medicare, Medicaid, TRICARE, the Federal Employee Health Benefits Program, or any other federal health care program, or any state or private third party health plan, insurance program, or managed care plan; (ii) received notice of any action pending or investigation initiated, or been subject to a civil monetary penalty assessed against it, under Section 1128A of the Social Security Act, (iii) been excluded from participation under Medicare, Medicaid or any other federal health care program, (iv) been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any offenses described in Sections 1128(a) and 1128(b)(1), (2), (3) of the Social Security Act, or (v) received notice of any action pending or investigation initiated, or been subject to fines, under any applicable state fraud and abuse statutes or regulations or any federal health care fraud and abuse, kickbacks and self-referrals statutes or regulations, including without limitation 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn or the federal Civil False Claims Act, 31 U.S.C. § 3729 et seq.

          (d) SurgiCare and each SurgiCare Subsidiary operates in compliance with all federal and state Laws relating to the privacy, security and electronic interchange of individually identifiable health information, including without limitation the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F and the final regulations promulgated thereunder (collectively, “HIPAA”). On or before October 16, 2003, SurgiCare and each SurgiCare Subsidiary will be prepared to comply and will comply with regulations promulgated under HIPAA with respect to electronic data interchange and standard transactions and code sets.

          (e) SurgiCare, on behalf of itself and each SurgiCare Subsidiary, has implemented and maintains a corporate compliance program that incorporates each element set forth in the U.S. Sentencing Commission Guidelines Manual and is consistent with applicable guidance set forth by the Office of Inspector General of the Department of Health and Human Services; and the business of SurgiCare and its Subsidiaries has been conducted in all material respects in accordance with the terms of such corporate compliance program.

          (f) SurgiCare, on behalf of itself and each SurgiCare Subsidiary, has implemented and maintains credentialing policies and procedures applicable to each physician and other health care provider who provides professional or health care services in a health care facility or site owned or operated by SurgiCare or a SurgiCare Subsidiary, which policies and procedures represent commercially reasonable efforts to assure legal compliance by such physicians and other health care professionals.

     SECTION 3.08 SEC Filings; Financial Statements.

          (a) Except as disclosed in Section 3.08(a) of the SurgiCare Disclosure Schedule, SurgiCare has timely filed all forms, reports and documents required to be filed by it with the SEC since August 20, 1999, including (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all Reports on Form 8-K, (v) all other reports or registration statements, and (vi) all amendments, exhibits and supplements to all such reports and registration statements (collectively, the “SurgiCare SEC Reports”). The SurgiCare SEC Reports, including all forms, reports and documents to be filed by SurgiCare with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of SurgiCare SEC Reports filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the published rules and regulations of the SEC thereunder, and (ii) did not as of the time they were filed, and in the case of such forms, reports and documents filed by SurgiCare with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were and will be made, not misleading. No SurgiCare Subsidiary is subject to the periodic reporting requirements of the Exchange Act. There is no unresolved violation of the Exchange Act or the published rules and regulations of the SEC asserted by the SEC or any other Governmental Entity with respect to the SurgiCare SEC Reports.

          (b) Each of the consolidated financial statements (including any notes thereto) contained in the SurgiCare SEC Reports was prepared in accordance with the rules and regulations of the SEC and United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and each presented fairly or, in the case of SurgiCare SEC Reports filed after the date hereof, will present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of SurgiCare and the consolidated SurgiCare Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not been and are not expected to be material, individually or in the aggregate). The balance sheet of SurgiCare contained in the SurgiCare SEC Reports as of December 31, 2002 is hereinafter referred to as the “SurgiCare Balance Sheet.”

          (c) The Chief Executive Officer and Chief Financial Officer of SurgiCare have each executed, delivered and filed with applicable SurgiCare SEC Reports the certificates required under Section 302 and 906 of the Sarbanes-Oxley Act of 2002.

          (d) SurgiCare is eligible to file with the SEC registration statements on Form S-3 for offerings to be made on a continuous basis pursuant to Rule 415 under the Securities Act.

     SECTION 3.09 Undisclosed Liabilities. Except for those Liabilities that are fully reflected or reserved against on the SurgiCare Balance Sheet (or in the notes thereto) or as set forth in Section 3.09 of the SurgiCare Disclosure Schedule, neither SurgiCare nor any SurgiCare Subsidiary has outstanding any Liability (including without limitation any Liability under any federal, state, or private health care, health benefit, or managed care plan or program for any refund, overpayment, discount and adjustment required by U.S. GAAP to be set forth on a consolidated balance sheet of SurgiCare and the SurgiCare Subsidiaries or in the notes thereto), except for Liabilities which have been incurred since the date of the SurgiCare Balance Sheet in the ordinary course of business, consistent with past practice, and which would not have a SurgiCare Material Adverse Effect.

     SECTION 3.10 Absence of Certain Changes or Events. Except as disclosed in the SurgiCare SEC Reports filed and publicly available on the SEC’s EDGAR database prior to the date of this Agreement (the “Filed SurgiCare SEC Documents”) or in Section 3.10 of the SurgiCare Disclosure Schedule, from the date of the SurgiCare Balance Sheet, SurgiCare and each SurgiCare Subsidiary has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been:

          (a) any event, damage, change, effect, destruction, loss or development that would have a SurgiCare Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any SurgiCare Capital Stock or any repurchase or redemption for value by SurgiCare of any SurgiCare Capital Stock;

          (c) any split, combination or reclassification of any SurgiCare Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of SurgiCare Capital Stock, other than pursuant to the Recapitalization;

          (d) any issuance by SurgiCare or any SurgiCare Subsidiary of any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for the issuance of any shares of SurgiCare Old Common Stock pursuant to the exercise of any stock options outstanding on the date hereof pursuant to the SurgiCare Option Plans or the issuance of shares of SurgiCare Class A Common Stock pursuant to the Recapitalization;

          (e) any incurrence, assumption or guaranty by SurgiCare or any SurgiCare Subsidiary of any indebtedness for borrowed money or issuance by SurgiCare or any SurgiCare Subsidiary of any debt securities or assumption, guarantee or endorsement of the obligations of any Person by SurgiCare or any SurgiCare Subsidiary, or any making of loans or advances by SurgiCare or any SurgiCare Subsidiary, or any creation or other incurrence by SurgiCare or any SurgiCare Subsidiary of any Lien;

          (f) (i) any grant by SurgiCare or any SurgiCare Subsidiary to any current or former director, officer or employee of SurgiCare or any SurgiCare Subsidiary of any increase in their compensation, except to the extent required under employment agreements in effect as of the date of the SurgiCare Balance Sheet, or with respect to employees (other than directors, officers or key employees) in the ordinary course of business consistent with past practice and except for SurgiCare Stock Options that are reflected as outstanding in clause (v) of Section 3.03(a), (ii) any grant by SurgiCare or any SurgiCare Subsidiary to any current or former director, officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination policy, practice or agreements in effect as of the date of the SurgiCare Balance Sheet or (iii) any entry by SurgiCare or any SurgiCare Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director, officer or employee, except for such agreements or amendments with employees (other than directors, officers or key employees) that were entered into in the ordinary course of business consistent with past practice;

          (g) any termination of employment or departure of any officer or other key employee of SurgiCare or any SurgiCare Subsidiary;

          (h) any entry by SurgiCare or any SurgiCare Subsidiary into any commitment or transaction, or any contract or agreement entered into by SurgiCare or any SurgiCare Subsidiary, relating to SurgiCare’s or any SurgiCare Subsidiary’s assets or business, or any relinquishment by SurgiCare or any SurgiCare Subsidiary of any contract or other right, material to SurgiCare and the SurgiCare Subsidiaries taken as a whole;

          (i) any material revaluation by SurgiCare of any material asset (including any writing off of notes or accounts receivable);

          (j) any change in accounting methods, principles or practices by SurgiCare or any SurgiCare Subsidiary materially affecting the consolidated assets, liabilities or results of operations of SurgiCare, except insofar as may have been required by a change in U.S. GAAP;

          (k) any elections with respect to Taxes by SurgiCare or any SurgiCare Subsidiary or settlement or compromise by SurgiCare or any SurgiCare Subsidiary of any material Tax Liability or refund; or

          (l) any agreement by SurgiCare or any SurgiCare Subsidiary to take any action described in this Section 3.10 except as expressly contemplated by this Agreement.

     SECTION 3.11 Absence of Litigation. Except as specifically disclosed in the Filed SurgiCare SEC Documents or in Section 3.11 of the SurgiCare Disclosure Schedule, (i) there is no litigation, arbitration, suit, claim, action, adjudication, appeal, proceeding or investigation (an “Action”) pending or, to the knowledge of SurgiCare, threatened against SurgiCare or any SurgiCare Subsidiary, or any property or asset of SurgiCare or any SurgiCare Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign, or in connection with any appeal or dispute resolution process with a third party payor for health care services, that would have a SurgiCare Material Adverse Effect and (ii) there is no Judgment, consent decree or other Order outstanding against SurgiCare or any SurgiCare Subsidiary.

     SECTION 3.12 Employee Benefit Matters.

          (a) Section 3.12(a) of the SurgiCare Disclosure Schedule lists each SurgiCare Employee Benefit Plan, other than those set forth in Section 3.13(a)(ii) of the SurgiCare Disclosure Schedule. SurgiCare has delivered to IPS correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service for each Employee Pension Benefit Plan or Employee Welfare Benefit Plan trust, the Form 5500 Annual Reports and Form 990 Annual Reports that were filed for the last three years, all related trust agreements, insurance contracts (including stop loss policies and fiduciary policies), and other funding agreements which implement each such SurgiCare Employee Benefit Plan, and all other forms and information relating to the administration of the SurgiCare Employee Benefits Plans and no promise or commitment to amend or improve any SurgiCare Employee Benefit Plan for the benefit of any current or former director, officer, or employee of SurgiCare or any SurgiCare Subsidiary which is not reflected in the documentation provided to IPS has been made.

               (1) Each SurgiCare Employee Benefit Plan (and each related trust, insurance contract, or fund) (A) complies in form and in operation with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), the Code, and other applicable Laws, and (B) has been operated in accordance with its terms, except in either case where failure to do so would not have a SurgiCare Material Adverse Effect.

               (2) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-l’s, and Summary Plan Descriptions) have been timely and appropriately filed or distributed with respect to each SurgiCare Employee Benefit Plan, except where the failure to do so would not have a SurgiCare Material Adverse Effect.

               (3) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid by the due date thereof (taking into account any extensions) to each such SurgiCare Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of SurgiCare and disclosed on SurgiCare’s consolidated financial statements contained in the SurgiCare SEC Reports. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such SurgiCare Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               (4) Each SurgiCare Employee Benefit Plan which is an Employee Pension Benefit Plan intended to be qualified under Code Section 401(a) is so qualified.

               (5) All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each SurgiCare Employee Benefit Plan which is an Employee Welfare Benefit Plan. Each trust holding assets used to fund an Employee Welfare Benefit Plan that is intended to be qualified under Code Section 501(c)(9) is so qualified. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such SurgiCare Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to such Part.

          (b) No SurgiCare Employee Benefit Plan which is an Employee Pension Benefit Plan is or ever has been subject to Title IV of ERISA and none of SurgiCare or any SurgiCare Subsidiary has incurred or has any reason to expect that any of SurgiCare or the SurgiCare Subsidiaries will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such SurgiCare Employee Benefit Plan which is an Employee Pension Benefit Plan.

          (c) There have been no Prohibited Transactions with respect to any SurgiCare Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such SurgiCare Employee Benefit Plan. No action, suit, proceeding, hearing, examination, or investigation with respect to the administration or the investment of the assets of any such SurgiCare Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of SurgiCare, threatened. No SurgiCare Employee Benefit Plan is, or in the last three years has been, the subject of a government sponsored voluntary correction, amnesty, or similar program.

          (d) None of SurgiCare or any SurgiCare Subsidiary contributes to, has ever contributed to, or has ever been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

          (e) None of SurgiCare or any SurgiCare Subsidiary maintains or ever has maintained or contributes, or ever has contributed or has been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

          (f) The Transactions will not result in any payment or acceleration of, or vesting or increase in benefits under, any SurgiCare Employee Benefit Plan.

     SECTION 3.13 Material Contracts.

          (a) Section 3.13(a) of the SurgiCare Disclosure Schedule contains a list (organized by subsections corresponding to the subsections identified below) of the following contracts, agreements and arrangements (including all amendments thereto) to which SurgiCare or a SurgiCare Subsidiary is currently a party, other than those contracts, agreements and arrangements listed as exhibits in SurgiCare’s Form 10-K for the year ended December 31, 2002 (such contracts, agreements and arrangements required to be set forth in Section 3.13(a) of the SurgiCare Disclosure Schedule or listed as exhibits in SurgiCare’s Form 10-K for the year ended December 31, 2002, the “SurgiCare Material Contracts”), except for this Agreement and the other agreements referenced hereby related to the Transactions:

               (1) each contract and agreement or group of related agreements which (A) is likely to involve consideration of more than $100,000 in the aggregate, during the years ending December 31, 2003 or December 31, 2004, (B) is likely to involve consideration of more than $250,000 in the aggregate over the remaining term of such contract, or (C) cannot be canceled by SurgiCare or any SurgiCare Subsidiary without penalty or further payment and on less than 60 days’ notice;

               (2) all employment, consulting, severance, termination or indemnification agreements between SurgiCare or any SurgiCare Subsidiary and any director, officer or employee of SurgiCare or any SurgiCare Subsidiary;

               (3) all (A) management contracts (excluding contracts for employment) and (B) contracts with consultants which involve consideration of more than $25,000 or which involve the services of physicians;

               (4) all provider participation agreements, reimbursement agreements, and third party payor agreements, whether with a governmental or private health care program, health insurer, managed care organization, self-funded group health plan, or other payor for health care services;

               (5) all contracts, credit agreements, indentures and other agreements evidencing indebtedness for borrowed money (including capitalized leases);

               (6) all agreements under which SurgiCare or any SurgiCare Subsidiary has advanced or loaned, or may be required to advance or loan, any funds;

               (7) all guarantees of any obligations in excess of $50,000;

               (8) all joint venture or other similar agreements;

               (9) all lease agreements with annual lease payments in excess of $50,000;

               (10) agreements under which SurgiCare has granted any Person registration rights (including demand and piggy-back registration rights) or any other agreements with respect to the capital stock of SurgiCare or any SurgiCare Subsidiary;

               (11) all contracts and agreements that limit the ability of SurgiCare or any SurgiCare Subsidiary to compete in any line of business or with any Person or entity or in any geographic area or during any period of time with respect to any business currently conducted by SurgiCare or any SurgiCare Subsidiary;

               (12) all contracts and agreements pursuant to which SurgiCare or any SurgiCare Subsidiary may be required to repurchase or redeem any capital stock or other equity interests;

               (13) all contracts and agreements relating to the management or development of ambulatory surgery centers by SurgiCare or any SurgiCare Subsidiary;

               (14) all affiliation agreements with hospitals or other health care providers;

               (15) all litigation settlement agreements, consent decrees, corporate integrity agreements, and settlements with governmental entities;

               (16) all contracts and other agreements with Affiliates; and

               (17) any other contracts or agreements that are material to the business, assets, condition (financial or otherwise) or results of operations of SurgiCare and the SurgiCare Subsidiaries taken as a whole.

          (b) To the knowledge of SurgiCare, each SurgiCare Material Contract is a legal, valid and binding agreement in full force and effect in accordance with its terms (except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditor’s rights and remedies generally, and (ii) is subject to general principals of equity (regardless of whether considered in a proceeding in equity or at law)). Neither SurgiCare nor any SurgiCare Subsidiary is in material violation or default, or has received notice that it is in violation or default, under any SurgiCare Material Contract and, to SurgiCare’s knowledge, no other party is in material default under any SurgiCare Material Contract. SurgiCare has provided IPS with copies of all SurgiCare Material Contracts.

     SECTION 3.14 Environmental Matters. Except as described in Section 3.14 of the SurgiCare Disclosure Schedule or as would not have a SurgiCare Material Adverse Effect: (a) SurgiCare and the SurgiCare Subsidiaries have not been and are not in violation of any Environmental Law applicable to any of them; (b) none of the properties currently or formerly owned, leased or operated by SurgiCare or the SurgiCare Subsidiaries are contaminated with any Hazardous Substance; (c) neither SurgiCare nor any of the SurgiCare Subsidiaries are liable for any off-site contamination by Hazardous Substances; (d) SurgiCare and the SurgiCare Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); (e) SurgiCare and the SurgiCare Subsidiaries are in compliance in all material respects with their Environmental Permits; and (f) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Entities or third parties, pursuant to any applicable Environmental Law or Environmental Permit. Except as described in Section 3.14 of the SurgiCare Disclosure Schedule, none of SurgiCare or the SurgiCare Subsidiaries has received notice of a violation of, or any Liability under, any Environmental Law (whether with respect to properties presently or previously owned or used). SurgiCare and the SurgiCare Subsidiaries have made available to IPS all environmental audits, reports and other material environmental documents relating to their properties, facilities or operations which are in their possession or control. Neither SurgiCare nor any SurgiCare Subsidiary has arranged for the disposal or treatment of any substance at any off-site location that has been included in any published U.S. federal, state or local “superfund” site list or any similar list of hazardous or toxic waste sites published by any Governmental Entity.

     SECTION 3.15 Title to Properties; Absence of Liens and Encumbrances.

          (a) Except as described in Section 3.15(a) of the SurgiCare Disclosure Schedule, each of SurgiCare and the SurgiCare Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible personal properties and assets owned, used or held for use in its business, free and clear of any Liens except (i) for Liens imposed by Law for Taxes not yet due and payable or which otherwise are owed to materialmen, workmen, carriers, warehousepersons or laborers not in excess of $25,000 in the aggregate, and (ii) as reflected in the financial statements contained in the Filed SurgiCare SEC Documents.

          (b) Section 3.15(b) of the SurgiCare Disclosure Schedule sets forth a true, correct and complete list of all real property and improvements (collectively, the “SurgiCare Real Property”) owned by SurgiCare or any SurgiCare Subsidiary. There are no leases, subleases or other occupancy agreements, either written or oral, granting any Person the right of use or occupancy of any SurgiCare Real Property (or portion thereof). Except as described in Section 3.15(b) of the SurgiCare Disclosure Schedule, SurgiCare (or such SurgiCare Subsidiary as the case may be) has good, clear and marketable title to the SurgiCare Real Property and has furnished to IPS true and complete copies of title insurance reports and title insurance policies with respect to the SurgiCare Real Property. No SurgiCare Real Property is subject to any Lien except (i) for Liens imposed by Law for Taxes not yet due and payable or that otherwise are owed to materialmen, workmen, carriers, warehousepersons or laborers not in excess of $25,000 in the aggregate, (ii) as reflected in the financial statements contained in the Filed SurgiCare SEC

Documents, or (iii) as set forth in Section 3.15(b) of the SurgiCare Disclosure Schedule. All title to the SurgiCare Real Property is insurable by a nationally recognized title insurance company, on a standard American Land Title Association (“ALTA”) title insurance policy with all standard exceptions deleted and otherwise free of all exceptions except for the Liens set forth in Section 3.15(b) of the SurgiCare Disclosure Schedule. Except as set forth on Section 3.15(b) of the SurgiCare Disclosure Schedule, neither SurgiCare nor any SurgiCare Subsidiary leases (as tenant or subtenant) any real property. The real property listed in Section 3.15(b) of the SurgiCare Disclosure Schedule constitutes all of the real property used, leased or occupied by SurgiCare or any SurgiCare Subsidiary as of the date hereof.

          (c) The SurgiCare Real Property and all present uses and operations of the SurgiCare Real Property comply with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the SurgiCare Real Property, except for such failures to comply as would not have a SurgiCare Material Adverse Effect. SurgiCare and the SurgiCare Subsidiaries have obtained all approvals of Governmental Entities (including certificates of use and occupancy, licenses and permits) required in connection with the construction, ownership, use, occupation and operation of the SurgiCare Real Property, except for such approvals the absence of which would not have a SurgiCare Material Adverse Effect. Neither SurgiCare nor any SurgiCare Subsidiary has received any notice of, nor does SurgiCare or any SurgiCare Subsidiary have any knowledge of, any pending or proposed condemnation proceeding, taking, lawsuit or administrative matter with respect to any of the SurgiCare Real Property.

          (d) All structures, facilities and improvements owned by SurgiCare or any SurgiCare Subsidiary and all structural, mechanical and other physical systems that constitute a part thereof are free of material defects and are in good operating condition and repair, except as would not have a SurgiCare Material Adverse Effect. No maintenance or repair to the SurgiCare Real Property or such structures, facilities and improvements (including any structural, mechanical or other physical system thereof) has been unreasonably deferred.

     SECTION 3.16 Intellectual Property.

          (a) Except with respect to the items set forth in Section 3.16(a) of the SurgiCare Disclosure Schedule, SurgiCare and the SurgiCare Subsidiaries own or possess adequate licenses or other valid enforceable rights to use all Intellectual Property used in the conduct of the business of SurgiCare and the SurgiCare Subsidiaries (as currently conducted and contemplated to be conducted), and the consummation of the Transactions will not conflict with, alter or impair SurgiCare or any SurgiCare Subsidiary’s rights to any such Intellectual Property.

          (b) Section 3.16(b) of the SurgiCare Disclosure Schedule sets forth all of the following Intellectual Property owned or licensed by SurgiCare or any SurgiCare Subsidiary: patents and patent applications, inventions that have been identified as active patent matters but for which applications have not yet been filed, Trademark registrations and applications for Trademark registrations, trade names, registered copyrights and all material license agreements relating to the operations of SurgiCare and the SurgiCare Subsidiaries. All patents, Trademarks, registrations, copyright registrations and license agreements set forth in Section 3.16(b) of the SurgiCare Disclosure Schedule are valid and in full force and effect. To the knowledge of

SurgiCare, neither SurgiCare nor any SurgiCare Subsidiary has interfered with or infringed upon any Intellectual Property rights of third parties in connection with the business of SurgiCare or any SurgiCare Subsidiary. Except as set forth in Section 3.16(b) of the SurgiCare Disclosure Schedule, neither SurgiCare nor any SurgiCare Subsidiary has received any charge, complaint, claim, demand, office action or notice (i) alleging any such interference or infringement, or (ii) challenging the legality, validity, enforceability, use or ownership of any Intellectual Property owned or licensed by SurgiCare or any SurgiCare Subsidiary (“SurgiCare Intellectual Property”). To the knowledge of SurgiCare, except as set forth in Section 3.16(b) of the SurgiCare Disclosure Schedule, no Person is infringing or otherwise violating the rights of SurgiCare or any of the SurgiCare Subsidiaries with respect to any SurgiCare Intellectual Property.

          (c) Except as set forth in Section 3.16(c) of the SurgiCare Disclosure Schedule, SurgiCare has timely paid, or caused to be timely paid, all required maintenance, renewal and other similar fees, and has timely met any applicable legal requirements, with respect to all Intellectual Property that is listed in Section 3.16(b) of the SurgiCare Disclosure Schedule as owned by SurgiCare or any SurgiCare Subsidiary. With respect to Intellectual Property licensed by SurgiCare or any SurgiCare Subsidiary that is listed in Section 3.16(b) of the SurgiCare Disclosure Schedule or is material to SurgiCare or any SurgiCare Subsidiary, SurgiCare and each applicable SurgiCare Subsidiary is in compliance with any applicable license or similar agreement and each such license or agreement is legal, valid, binding and in full force and effect in accordance with its terms, except as would not have a SurgiCare Material Adverse Effect.

          (d) Neither SurgiCare nor any SurgiCare Subsidiary has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or any other conflict with respect to the Intellectual Property, except in the ordinary course of business.

          (e) All of SurgiCare’s information technology systems are in good working order in all material respects and are adequate for the conduct of SurgiCare’s and the SurgiCare Subsidiaries’ business as presently conducted. To the Knowledge of SurgiCare, SurgiCare owns or possesses adequate licenses for all material computer software used in the conduct of SurgiCare’s and the SurgiCare Subsidiaries’ business as presently conducted.

     SECTION 3.17 Taxes.

          (a) Each of SurgiCare and the SurgiCare Subsidiaries has duly filed or caused to be filed on a timely basis all Tax Returns required to be filed by it with the applicable Governmental Entity. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by SurgiCare or any SurgiCare Subsidiary (whether or not shown on any Tax Return) have been timely paid in full, including pursuant to any extensions that were timely received. SurgiCare and the SurgiCare Subsidiaries currently are not the beneficiary of any extension of time within which to file any Tax Return. SurgiCare has not received notice that any claim has been made by an authority in a jurisdiction where any of SurgiCare and the SurgiCare Subsidiaries does not file Tax Returns that they may be subject to taxation by that jurisdiction.

          (b) Each of SurgiCare and the SurgiCare Subsidiaries has complied in all material respects with all reporting requirements and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) There is no dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes of SurgiCare or the SurgiCare Subsidiaries either (i) claimed or raised by any authority in writing received by SurgiCare or any SurgiCare Subsidiary or (ii) as to which SurgiCare has knowledge based upon contact with any such authority. Except as set forth in Section 3.17 of the SurgiCare Disclosure Schedule, (i) no federal, state, local, and foreign income Tax Returns filed with respect to SurgiCare and the SurgiCare Subsidiaries have been audited, and (ii) none are currently open or the subject of audit. SurgiCare delivered or made available to IPS correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of SurgiCare and the SurgiCare Subsidiaries for the last three taxable years.

          (d) None of SurgiCare or any of the SurgiCare Subsidiaries has waived any statue of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) None of SurgiCare or any of the SurgiCare Subsidiaries is or ever has been a party to any Tax allocation or sharing agreement or a member of an affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign Law (an “Affiliated Group”) filing a consolidated federal income Tax Return (other than the Affiliated Group the common parent of which is SurgiCare). SurgiCare does not have any Liability for the Taxes of any Person other than SurgiCare and the SurgiCare Subsidiaries under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

          (f) None of SurgiCare or any of the SurgiCare Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of SurgiCare and the SurgiCare Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract (including this Agreement) that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sections 162, 280G or 404 or that will be subject to an excise tax under Code Section 4999.

          (g) The unpaid Taxes of SurgiCare and the SurgiCare Subsidiaries (1) did not, as of December 31, 2002, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the SurgiCare Balance Sheet (rather than in any notes thereto) and (2) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of SurgiCare and the SurgiCare Subsidiaries in filing their Tax Returns.

          (h) Since July 1, 1993, SurgiCare has not had an “ownership change” within the meaning of Section 382(g) of the Code.

     SECTION 3.18 Insurance.

          (a) Section 3.18 of the SurgiCare Disclosure Schedule sets forth a complete and accurate list of all insurance policies in force naming SurgiCare, any SurgiCare Subsidiary or directors or employees thereof as a loss payee or for which SurgiCare or any SurgiCare Subsidiary has paid or is obligated to pay all or part of the premiums. Neither SurgiCare nor any SurgiCare Subsidiary has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of SurgiCare and the SurgiCare Subsidiaries is in compliance with all material conditions contained therein.

          (b) Each of SurgiCare and the SurgiCare Subsidiaries maintains and has maintained, in full force and effect with financially sound and reputable insurers, general and professional liability insurance coverage with respect to their respective assets and businesses, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any SurgiCare Material Contracts. Neither SurgiCare nor a SurgiCare Subsidiary has been refused such insurance.

          (c) SurgiCare and each SurgiCare Subsidiary require physicians and other health care providers who provide professional or health care services in a health care facility or site owned or operated by SurgiCare or a SurgiCare Subsidiary, or who are independent contractors of SurgiCare or a SurgiCare Subsidiary, to maintain professional liability and comprehensive general liability insurance from financially sound and reputable insurers in amounts of, at a minimum, $3,000,000 per occurrence and $5,000,000 in the aggregate.

     SECTION 3.19 Opinion of Financial Advisor. The SurgiCare Board has received the written opinion of G.A. Herrerra & Co., LLC dated the date of this Agreement to the effect that, as of the date of this Agreement, the Transactions are fair to the SurgiCare stockholders from a financial standpoint, and a copy of the signed opinion has been provided to IPS.

     SECTION 3.20 Brokers. No broker, investment banker, financial advisor or other Person, other than G.A. Herrerra & Co., LLC and Daniel Krzyzanowski, the fees and expenses of which will be paid by SurgiCare and are set forth in Section 3.20 of the SurgiCare Disclosure Schedule, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SurgiCare. SurgiCare has delivered to IPS a complete and accurate copy of all agreements pursuant to which G.A. Herrerra & Co., LLC or Daniel Krzyzanowski is entitled to any fees and expenses payable directly or indirectly by SurgiCare or any SurgiCare Subsidiary in connection with any of the Transactions.

     SECTION 3.21 Employees. To the knowledge of SurgiCare, except as set forth in Section 3.21 of the SurgiCare Disclosure Schedule, no executive, key employee, or group of employees has any plans to terminate employment with SurgiCare or the SurgiCare Subsidiaries or any affiliates (including, but not limited to, any physician groups). SurgiCare and the SurgiCare Subsidiaries have not experienced any labor disputes or work stoppages due to labor disagreements. SurgiCare and the SurgiCare Subsidiaries are in material compliance with all applicable Laws respecting employment and employment practices and terms and conditions of employment. SurgiCare and the SurgiCare Subsidiaries are not, nor have any of them ever been, a party to any collective bargaining agreements and, to the knowledge of SurgiCare, none of SurgiCare or any of the SurgiCare Subsidiaries has been the subject of any organizational activity. None of SurgiCare nor any of the SurgiCare Subsidiaries engages in the corporate practice of medicine or employs physicians in violation of the corporate practice of medicine doctrine, as defined or applied under the Laws of Texas or any other applicable jurisdiction.

     SECTION 3.22 Transactions with Affiliates. Except as set forth in the Filed SurgiCare SEC Documents, since the date of SurgiCare’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by SurgiCare pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.22 of the SurgiCare Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of SurgiCare or any SurgiCare Subsidiary. Without limiting the generality of the foregoing, there are no amounts due or payable by SurgiCare or any SurgiCare Subsidiary to any of the SurgiCare Principal Stockholders or any of their Affiliates or associates in connection with the Transactions or otherwise.

     SECTION 3.23 Stockholder Rights Agreement. Neither SurgiCare nor any SurgiCare Subsidiary has an effective stockholder rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of SurgiCare Old Common Stock or any other equity or debt securities of SurgiCare or any SurgiCare Subsidiary, other than any stockholder rights plan or stockholder rights agreement that (a) is adopted after the date of this Agreement, (b) does not impair the ability of the parties to consummate the Merger in accordance with the terms of this Agreement, and (c) otherwise does not have an adverse effect on IPS or on the rights of IPS under this Agreement.

     SECTION 3.24 DCPS/MBS Acquisition Agreement. To the knowledge of SurgiCare, the DCPS/MBS Acquisition Agreement has been duly executed by all parties thereto and is in full force and effect as of the date hereof.

     SECTION 3.25 Offering Valid. Assuming the accuracy of the representations and warranties of the IPS Stockholders contained in the Investment Letters to be delivered pursuant to Section 7.02 hereto, the offer, sale and issuance of the SurgiCare Class A Common Shares in the Merger will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither SurgiCare nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the SurgiCare Class A Common Shares to any Person or Persons so as to bring the sale of such SurgiCare Class A Common Shares by SurgiCare within the registration provisions of the Securities Act or any state securities laws. SurgiCare has made or will, in accordance with all time periods under applicable laws, make all requisite filings and has taken or will take all action necessary to be taken to comply with such state securities or “blue sky” laws. All prior issuances of SurgiCare’s securities have been conducted in conformity with all applicable securities laws.

     SECTION 3.26 Certain Payments. Neither SurgiCare nor any SurgiCare Subsidiary, nor to SurgiCare’s knowledge, their respective directors, officers, agents, affiliates or employees, nor any other person acting on behalf of SurgiCare or any SurgiCare Subsidiary, has (i) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of SurgiCare or any SurgiCare Subsidiary, (ii) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures, relating to political activities to government officials or others in violation of any applicable Law or (iii) received any unlawful contributions, payments, gifts or expenditures in connection with the business of SurgiCare or any SurgiCare Subsidiary.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF IPS

     IPS hereby represents and warrants to SurgiCare and Merger Sub that:

     SECTION 4.01 Organization and Qualification; Subsidiaries.

          (a) IPS and each IPS Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing (where such concept is applicable) under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to do so would not have an IPS Material Adverse Effect. Each of IPS and the IPS Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing (where such concept is applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to do so would not have an IPS Material Adverse Effect.

          (b) Section 4.01(b) of the IPS Disclosure Schedule lists each IPS Subsidiary, its jurisdiction of organization and all trade names currently used, or used at any time during the past two years, by such IPS Subsidiary. All of the outstanding shares of capital stock or other equity interests of each IPS Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and, except as set forth in Section 4.01(b) of the IPS Disclosure Schedule, are owned by IPS, free and clear of all Liens. Except for its interests in the IPS Subsidiaries and except for the ownership of interests set forth in Section 4.01(b) of the IPS Disclosure Schedule, IPS does not own, directly or indirectly, or have any outstanding contractual obligation to acquire, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any corporation, partnership, joint venture or other business association or entity.

     SECTION 4.02 Certificate of Incorporation and By-Laws. IPS has heretofore provided to SurgiCare a complete and correct copy of IPS’ certificate of incorporation, as amended to date (the “IPS Charter”) and IPS’ by-laws, as amended to date (the “IPS By-Laws”). The IPS Charter and IPS By-Laws are in full force and effect. IPS is not in violation of any of the provisions of the IPS Charter or the IPS By-Laws. IPS has provided to SurgiCare complete copies of the certificate of incorporation, by-laws or other organizational documents (including without limitation partnership agreements or limited liability company agreements) of each IPS Subsidiary and no IPS Subsidiary is in violation of such documents.

     SECTION 4.03 Capitalization.

          (a) The authorized capital stock of IPS consists of (i) 8,121,875 shares of IPS Common Stock, (ii) 772,900 shares of IPS Series A, (iii) 71,028 shares of IPS Series A-1, (iv) 2,200,000 shares of IPS Series A-2, (v) 474,375 shares of IPS Series B and (vi) 150,000 shares of IPS Series C. As of November 15, 2003, (i) 2,821,499 shares of IPS Common Stock were issued and outstanding, (ii) 175,000 shares of IPS Series A were issued and outstanding, (iii) 71,028 shares of IPS Series A-1 were issued and outstanding, (iv) 1,653,000 shares of IPS Series A-2 were issued and outstanding, (v) 334,375 shares of IPS Series B were issued and outstanding, (vi) no shares of IPS Series C were issued and outstanding, (vii) 1,122,323 shares of IPS Common Stock were held in IPS’ treasury, (viii) no shares of IPS Series A, IPS Series A-1, IPS Series A-2, IPS Series B or IPS Series C were held in IPS’ treasury, (ix) 759,111 shares of IPS Common Stock were subject to IPS Stock Options granted pursuant to the IPS Option Plan, (x) 249,375 shares of IPS Common Stock were reserved for issuance pursuant to the conversion of the shares of IPS Series A that were issued and outstanding, (xi) 90,382 shares of IPS Common Stock were reserved for issuance pursuant to the conversion of the shares of IPS Series A-1 that were issued and outstanding, (xii) 2,614,000 shares of IPS Common Stock were reserved for issuance pursuant to the conversion of the shares of IPS Series A-2 that were issued and outstanding, (xiii) 476,484 shares of IPS Common Stock were reserved for issuance pursuant to the conversion of the shares of IPS Series B that were issued and outstanding, (xiv) 100,000 shares of IPS Common Stock were reserved for issuance pursuant to the exercise of warrants held by Brantley Venture Partners III, L.P. and Brantley Capital Corporation (the “Brantley Warrants”), (xv) 150,000 IPS Series C Shares were reserved for issuance pursuant to the exercise of warrants held by Bank Austria Creditanstalt Corporate Finance, Inc. (the “Bank Austria Warrants”) and (xvi) 150,000 shares of IPS Common Stock were reserved for issuance pursuant to the conversion of the IPS Series C Shares issuable upon exercise of the Bank Austria Warrants. Except as set forth above, as of November 15, 2003 no shares of IPS Capital Stock or other securities of IPS were issued, reserved for issuance or outstanding.

          (b) All outstanding shares of IPS Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in material violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the IPS Charter, the IPS By-Laws or any Contract to which IPS is a party or otherwise bound. Each offer or sale by IPS of shares of its capital stock or other securities has been in compliance with all applicable federal and state securities laws or the applicable statute of limitations with respect to such offers or sales has expired.

          (c) Except as set forth in Section 4.03(c) of the IPS Disclosure Schedule, there are not any bonds, debentures, notes or other indebtedness of IPS having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of IPS Capital Stock may vote (“Voting IPS Debt”).

          (d) Except as set forth in Section 3.03(a) above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which IPS or any IPS Subsidiary is a party or by which any of them is bound (i) obligating IPS or any IPS Subsidiary to issue or sell, or cause to be issued or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable into, or exercisable for, any capital stock of or other equity interest in, IPS or of any IPS Subsidiary or any Voting IPS Debt, (ii) obligating IPS or any IPS Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, stock appreciation right, stock-based performance unit, commitment, Contract, arrangement or undertaking, or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of IPS Capital Stock. Section 4.03(d) of the IPS Disclosure Schedule sets forth the total number of outstanding IPS Stock Options and Warrants and the exercise prices thereof. IPS has provided SurgiCare with a schedule of all of such IPS Stock Options and IPS Warrants, including the relevant vesting times, exercise prices and exercise periods, and copies of all IPS Warrants and the IPS Option Plan and forms of option certificates granted thereunder.

          (e) There are not any outstanding contractual obligations of IPS or of any IPS Subsidiary, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of capital stock of IPS or, except as set forth in Section 4.03(e)(i) of the IPS Disclosure Schedule, any capital stock or other ownership interest in any IPS Subsidiary. Except as set forth in Section 4.03(e)(ii) of the IPS Disclosure Schedule, there are no issued and outstanding shares of IPS Capital Stock that are subject to a repurchase or redemption right in favor of IPS.

     SECTION 4.04 Authority Relative to this Agreement.

          (a) IPS has all requisite corporate power and authority to execute and deliver this Agreement, consummate the Merger and file the IPS Charter Amendment. The execution and delivery by IPS of this Agreement, the consummation by IPS of the Merger and the filing of the IPS Charter Amendment have been duly authorized by all necessary corporate action on the part of IPS, subject to the approval of this Agreement and the IPS Charter Amendment by the holders of (i) not less than a majority of the outstanding shares of IPS Capital Stock, voting together as a class, (ii) not less than a majority of the outstanding shares of IPS Common Stock, (iii) not less than a majority of the outstanding shares of IPS Series A, (iv) not less than a majority of the outstanding shares of IPS Series A-1, (v) not less than a majority of the outstanding shares of IPS Series A-2 and (vi) not less than a majority of the outstanding shares of IPS Series B (the “IPS Stockholder Approval”). IPS has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

          (b) On or prior to the date of this Agreement, the IPS Board duly adopted resolutions (the “IPS Board Approval”) at a meeting duly called and held or by unanimous written consent and such resolutions have not been subsequently rescinded or modified in any way in accordance with the DGCL, (i) approving this Agreement, the Merger and the IPS Charter Amendment, (ii) determining that the Merger is advisable and in the best interests of IPS and the IPS stockholders, (iii) determining that this Agreement and the IPS Charter Amendment are fair to the IPS stockholders, and (iv) recommending that the IPS stockholders approve and adopt this Agreement and directing that this Agreement, the Merger and the IPS Charter Amendment be submitted for consideration by the IPS stockholders at the IPS Stockholders Meeting or by written consent.

          (c) No “fair price”, “moratorium”, control share acquisition” or other similar anti-takeover statute or regulation is applicable to IPS, by reason of IPS’ being a party to the Merger or this Agreement. Neither IPS nor any of the IPS Subsidiaries is a party to any “stockholder rights” plan or any similar anti-takeover plan or device.

     SECTION 4.05 No Conflict; Required Filings and Consents.

          (a) Except as set forth in Section 4.05(a) of the IPS Disclosure Schedule, the execution and delivery by IPS of this Agreement does not, and the consummation by IPS of the Merger and compliance with the terms hereof will not, result in any material violation of or default (with or without notice or lapse of time, or both) under, or require any offer to purchase or any prepayment of any debt, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of IPS or any IPS Subsidiary under, any provision of (i) the IPS Charter, the IPS By-Laws or the comparable charter, by-law or other organizational documents of any IPS Subsidiary, (ii) any IPS Material Contract or IPS Employee Benefit Plan, or (iii) subject to the filings and other matters referred to in Section 3.05(b), any Judgment or Law applicable to IPS or any IPS Subsidiary or their respective properties or assets.

          (b) Except as set forth in Section 4.05(a) of the IPS Disclosure Schedule, no Consent of, or registration, declaration, notification or filing with, any Governmental Entity or third party is required to be obtained or made by or with respect to IPS or any IPS Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation by IPS of the Merger, other than (i) the Required Consents and (ii) such other items that would not have an IPS Material Adverse Effect.

     SECTION 4.06 Permits; Accreditation.

          (a) Except as set forth in Section 4.06(a) of the IPS Disclosure Schedule, IPS has all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary or advisable for IPS or any IPS Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted, including without limitation all licenses and permits required to operate a health care facility under applicable legal requirements of each jurisdiction, all licenses required for the practice of medicine and the provision of medical or technical services in connection with the business of IPS and each IPS Subsidiary, certificates of need, provider and supplier numbers, and reassignments of supplier and provider billing rights as applicable to each health care facility or operation of IPS and each IPS Subsidiary (the “IPS Permits”), other than such IPS Permits as, individually and in the aggregate, are not material to the business of either IPS or any IPS Subsidiary and the lack of which would not result in an IPS Material Adverse Effect. Except as disclosed in Section 4.06(a) of the IPS Disclosure Schedule, each of IPS and the IPS Subsidiaries is in possession of all IPS Permits in good standing, neither IPS nor any IPS Subsidiary is in breach of, or in default or violation under any of the IPS Permits, and no suspension, violation, revocation, limitation or cancellation of or default under any of the IPS Permits is pending or, to the knowledge of IPS, threatened, except as would not have an IPS Material Adverse Effect. Neither IPS nor any IPS Subsidiary has received any written notices of violation, default or deficiency with respect to any IPS Permit that remains uncured. No IPS Permit will be materially affected by, or terminate or lapse by reason of, the Merger.

          (b) Except as disclosed in Section 4.06(b) of the IPS Disclosure Schedule, each employee and agent of IPS and each IPS Subsidiary, including without limitation each physician and other health care professional employed by or performing services on behalf of IPS or any IPS Subsidiary, has all licenses, permits and approvals required for the performance of his or her duties for IPS or the IPS Subsidiary, except where the failure to have such approvals would not have an IPS Material Adverse Effect; and no such employee or agent of IPS or any IPS Subsidiary is in violation of any such license, permit, or approval or any term or condition thereof, except for such violations as would not have an IPS Material Adverse Effect.

          (c) Section 4.06(c) of the IPS Disclosure Schedule sets forth a list of all health care facility accreditations held by or awarded to IPS and each IPS Subsidiary and to each health care facility owned or operated by IPS or a IPS Facility (the “IPS Accreditations”). Except as disclosed in Section 4.06(c) of the IPS Disclosure Schedule, each of the IPS Accreditations is in good standing, and no suspension, revocation, limitation, or cancellation of any of the IPS Accreditations is pending or, to the knowledge of IPS, threatened. Neither IPS nor any IPS Subsidiary has received any written notices of violation, default, or deficiency with respect to any IPS Accreditation that remains uncured. No IPS Accreditation will be materially affected by, or terminate or lapse by reason of, the Merger.

     SECTION 4.07 Compliance with Laws.

          (a) Except as disclosed in Section 4.07(a) of the IPS Disclosure Schedule, IPS and the IPS Subsidiaries are, and have been, in compliance with each Law applicable to IPS or any IPS Subsidiary or by which any property or asset of IPS or any IPS Subsidiary is bound or affected, except where such failure to comply would not have an IPS Material Adverse Effect. Except as set forth in Section 4.07(a) of the IPS Disclosure Schedule, neither IPS nor any IPS Subsidiary has received any communication from a Governmental Entity that alleges that IPS or a IPS Subsidiary is not or was not in compliance with any applicable Law.

          (b) Without limiting the generality of the foregoing, except as set forth in Section 4.07(b) of the IPS Disclosure Schedule, neither IPS nor any IPS Subsidiary, nor, to the Knowledge of IPS, any of the officers, directors, employees, and agents of IPS or any IPS Subsidiary, has engaged in any activity that (i) would constitute a violation of, or that would serve as cause for criminal or civil penalties under, the statutes pertaining to the federal Medicare and Medicaid programs (as defined below), or the federal statutes applicable to health care fraud and abuse, kickbacks and self-referrals, including without limitation 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn and the federal Civil False Claims Act, 31 U.S.C. § 3729 et seq., related or similar statutes pertaining to the Federal Employee Health Benefit Program, TRICARE or any other federal health care program, or the regulations promulgated pursuant to any of such federal statutes, or any analogous or similar state statutes pertaining to Medicaid or any state statutes or regulations pertaining to commercial health care or health insurance programs or the regulations promulgated pursuant to such statutes or regulations, (ii) would serve as cause for mandatory or permissive exclusion from Medicare, Medicaid, the Federal Employee Health Benefit Program, TRICARE, or any other federal or state health care program or any other governmental or commercial third party payor program, or (iii) would prohibit billing under Medicare or Medicaid, the Federal Employee Health Benefit Program, TRICARE, or any state-funded health care or private health insurance program.

          (c) Except as set forth in Section 4.07(c) of the IPS Disclosure Schedule, neither IPS, nor any of the IPS Subsidiaries, nor any of their respective officers, directors, or managing employees, nor, to the knowledge of IPS, any Person with a direct or indirect ownership, partnership, or equity interest in IPS or an IPS Subsidiary has (i) received notice of any action pending, nor been party to any action, to terminate the participation of such entity, or to exclude such entity from participation, in Medicare, Medicaid, TRICARE, the Federal Employee Health Benefits Program, or any other federal health care program, or any state or private third party health plan, insurance program, or managed care plan; (ii) received notice of any action pending or investigation initiated, or been subject to a civil monetary penalty assessed against it, under Section 1128A of the Social Security Act, (iii) been excluded from participation under Medicare, Medicaid or any other federal health care program, (iv) been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any offenses described in Sections 1128(a) and 1128(b)(1), (2), (3) of the Social Security Act, or (v) received notice of any action pending or investigation initiated, or been subject to fines, under any applicable state fraud and abuse statutes or regulations or any federal health care fraud and abuse, kickbacks and self-referrals statutes or regulations, including without limitation 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn or the federal Civil False Claims Act, 31 U.S.C. § 3729 et seq.

          (d) IPS and each IPS Subsidiary operates in compliance with all federal and state Laws relating to the privacy, security and electronic interchange of individually identifiable health information, including without limitation HIPAA. On or before October 16, 2003, IPS and each IPS Subsidiary will be prepared to comply and will comply with regulations promulgated under HIPAA with respect to electronic data interchange and standard transactions and code sets.

          (e) IPS, on behalf of itself and each IPS Subsidiary, has implemented and maintains a corporate compliance program that incorporates each element set forth in the U.S. Sentencing Commission Guidelines Manual and is consistent with applicable guidance set forth by the Office of Inspector General of the Department of Health and Human Services; and the business of IPS and its Subsidiaries has been conducted in all material respects in accordance with the terms of such corporate compliance program.

          (f) IPS, on behalf of itself and each IPS Subsidiary, has implemented and maintains credentialing policies and procedures applicable to each physician and other health care provider who provides professional or health care services in a health care facility or site owned or operated by IPS or an IPS Subsidiary, which policies and procedures represent commercially reasonable efforts to assure legal compliance by such physicians and other health care professionals.

     SECTION 4.08 Financial Statements.

          (a) Attached as Section 4.08(a) of the IPS Disclosure Schedule are (i) the unaudited consolidated balance sheets of IPS and the IPS Subsidiaries as of December 31, 2002

and 2001, together with the related consolidated statements of income and cash flows for the periods then ended , and (ii) the unaudited consolidated balance sheets of IPS and the IPS Subsidiaries as of September 30, 2003 and the related statements of income for the three and ninth month periods then ended (collectively, the financial statements described in clauses (i) and (ii) are referred to herein as the “Financial Statements”).

          (b) Each of the Financial Statements was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presents fairly in all material respects the consolidated financial position, results of operations and cash flows of IPS and the consolidated IPS Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject to the absence of complete footnotes and to normal and recurring year-end adjustments which have not been and are not expected to be material, individually or in the aggregate). The balance sheet of IPS contained in the Financial Statements as of December 31, 2002 is hereinafter referred to as the “IPS Balance Sheet.”

     SECTION 4.09 Undisclosed Liabilities. Except for those Liabilities that are fully reflected or reserved against on the IPS Balance Sheet (or in the notes thereto) or as set forth in Section 4.09 of the IPS Disclosure Schedule, neither IPS nor any IPS Subsidiary has outstanding any Liability (including without limitation any Liability under any federal, state, or private health care, health benefit, or managed care plan or program for any refund, overpayment, discount and adjustment required by U.S. GAAP to be set forth on a consolidated balance sheet of IPS and the IPS Subsidiaries or in the notes thereto), except for Liabilities which have been incurred since the date of the IPS Balance Sheet in the ordinary course of business, consistent with past practice, and which would not have an IPS Material Adverse Effect.

     SECTION 4.10 Absence of Certain Changes or Events. Except as disclosed in Section 4.10 of the IPS Disclosure Schedule, from the date of the IPS Balance Sheet, IPS and IPS Subsidiary has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been:

          (a) any event, damage, change, effect, destruction, loss or development that would have an IPS Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any IPS Capital Stock or any repurchase or redemption for value by IPS of any IPS Capital Stock;

          (c) any split, combination or reclassification of any IPS Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of IPS Capital Stock;

          (d) any issuance by IPS or any IPS Subsidiary of any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for the issuance of any shares of IPS Common Stock pursuant to the exercise of any stock options outstanding on the date hereof pursuant to the IPS Option Plan;

          (e) any incurrence, assumption or guaranty by IPS or any IPS Subsidiary of any indebtedness for borrowed money or issuance by IPS or any IPS Subsidiary of any debt securities or assumption, guarantee or endorsement of the obligations of any Person by IPS or any IPS Subsidiary, or any making of loans or advances by IPS or any IPS Subsidiary, or any creation or other incurrence by IPS or any IPS Subsidiary of any Lien;

          (f) (i) any grant by IPS or any IPS Subsidiary to any current or former director, officer or employee of IPS or any IPS Subsidiary of any increase in their compensation, except to the extent required under employment agreements in effect as of the date of the IPS Balance Sheet, or with respect to employees (other than directors, officers or key employees) in the ordinary course of business consistent with past practice and except for IPS Stock Options that are reflected as outstanding in clause (v) of Section 4.03(a), (ii) any grant by IPS or any IPS Subsidiary to any current or former director, officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination policy, practice or agreements in effect as of the date of the IPS Balance Sheet or (iii) any entry by IPS or any IPS Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director, officer or employee, except for such agreements or amendments with employees (other than directors, officers or key employees) that were entered into in the ordinary course of business consistent with past practice;

          (g) any termination of employment or departure of any officer or other key employee of IPS or any IPS Subsidiary;

          (h) any entry by IPS or any IPS Subsidiary into any commitment or transaction, or any contract or agreement entered into by IPS or any IPS Subsidiary relating to IPS or any IPS Subsidiary’s assets or business, or any relinquishment by IPS or any IPS Subsidiary of any contract or other right, material to IPS and the IPS Subsidiaries taken as a whole;

          (i) any material revaluation by IPS of any material asset (including any writing off of notes or accounts receivable);

          (j) any change in accounting methods, principles or practices by IPS or any IPS Subsidiary materially affecting the consolidated assets, liabilities or results of operations of IPS, except insofar as may have been required by a change in U.S. GAAP;

          (k) any elections with respect to Taxes by IPS or any IPS Subsidiary or settlement or compromise by IPS or any IPS Subsidiary of any material Tax Liability or refund; or

          (l) any agreement by IPS or any IPS Subsidiary to take any action described in this Section 4.10 except as expressly contemplated by this Agreement.

     SECTION 4.11 Absence of Litigation. Except as disclosed in Section 4.11 of the IPS Disclosure Schedule, (i) there is no Action pending or, to the knowledge of IPS, threatened against IPS or any IPS Subsidiary, or any property or asset of IPS or any IPS Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign, or in connection with any appeal or dispute resolution process with a third party payor for health care services that would have an IPS Material Adverse Effect, and (ii) there is no Judgment, consent decree or other Order outstanding against IPS or any IPS Subsidiary that would have an IPS Material Adverse Effect.

     SECTION 4.12 Employee Benefit Matters.

          (a) Section 4.12(a) of the IPS Disclosure Schedule lists each IPS Employee Benefit Plan, other than those set forth in Section 4.13(a)(ii) of the IPS Disclosure Schedule. IPS has delivered to SurgiCare correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service for each Employee Pension Benefit Plan or Employee Welfare Benefit Plan trust, the Form 5500 Annual Reports and Form 990 Annual Reports that were filed for the last three years, all related trust agreements, insurance contracts (including stop loss policies and fiduciary policies), and other funding agreements which implement each such IPS Employee Benefit Plan, and all other forms and information relating to the administration of the IPS Employee Benefits Plans and no promise or commitment to amend or improve any IPS Employee Benefit Plan for the benefit of any current or former director, officer, or employee of IPS or any IPS Subsidiary which is not reflected in the documentation provided to SurgiCare has been made.

               (1) Each IPS Employee Benefit Plan (and each related trust, insurance contract, or fund) (A) complies in form and in operation with the applicable requirements of ERISA), the Code, and other applicable Laws and (B) has been operated in accordance with its terms, except in either case where failure to do so would not have an IPS Material Adverse Effect.

               (2) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-l’s, and Summary Plan Descriptions) have been timely and appropriately filed or distributed with respect to each IPS Employee Benefit Plan, except where the failure to do would not have an IPS Material Adverse Effect.

               (3) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid by the due date thereof (taking into account any extensions) to each such IPS Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of IPS and disclosed on the Financial Statements. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such IPS Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               (4) Each IPS Employee Benefit Plan which is an Employee Pension Benefit Plan intended to be qualified under Code Section 401(a) is so qualified.

               (5) All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each IPS Employee Benefit Plan which is an Employee Welfare Benefit Plan. Each trust holding assets used to fund an Employee Welfare Benefit Plan that is intended to be qualified under Code Section 501(c)(9) is so qualified. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such IPS Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to such Part.

          (b) No IPS Employee Benefit Plan which is an Employee Pension Benefit Plan is or ever has been subject to Title IV of ERISA and none of IPS or any IPS Subsidiary has incurred or has any reason to expect that any of IPS or the IPS Subsidiaries will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such IPS Employee Benefit Plan which is an Employee Pension Benefit Plan.

          (c) There have been no Prohibited Transactions with respect to any IPS Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such IPS Employee Benefit Plan. No action, suit, proceeding, hearing, examination, or investigation with respect to the administration or the investment of the assets of any such IPS Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of IPS, threatened. No IPS Employee Benefit Plan is, or in the last three years has been, the subject of a government sponsored voluntary correction, amnesty, or similar program.

          (d) None of IPS or any IPS Subsidiary contributes to, has ever contributed to, or has ever been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

          (e) None of IPS or any IPS Subsidiary maintains or ever has maintained or contributes, or ever has contributed or has been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

          (f) The Merger will not result in any payment or acceleration of, or vesting or increase in benefits under, any IPS Employee Benefit Plan.

     SECTION 4.13 Material Contracts.

          (a) Section 4.13(a) of the IPS Disclosure Schedule contains a list (organized by subsections corresponding to the subsections identified below) of the following contracts, agreements and arrangements (including all amendments thereto) to which IPS or an IPS Subsidiary is currently a party (such contracts, agreements and arrangements required to be set forth in Section 4.13(a) of the IPS Disclosure Schedule, the “IPS Material Contracts”) , except for this Agreement and the other agreements referenced hereby related to the Transactions:

               (1) each contract and agreement or group of related agreements which (A) is likely to involve consideration of more than $100,000 in the aggregate, during the years ending December 31, 2003 or December 31, 2004, (B) is likely to involve consideration of more than $250,000 in the aggregate over the remaining term of such contract, or (C) cannot be canceled by IPS or any IPS Subsidiary without penalty or further payment and on less than 60 days’ notice;

               (2) all employment, consulting, severance, termination or indemnification agreements between IPS or any IPS Subsidiary and any director, officer or employee of IPS or any IPS Subsidiary;

               (3) all (A) management contracts (excluding contracts for employment) and (B) contracts with consultants which involve consideration of more than $25,000 or which involve the services of physicians;

               (4) all provider participation agreements, reimbursement agreements, and third party payor agreements, whether with a governmental or private health care program, health insurer, managed care organization, self-funded group health plan, or other payor for health care services;

               (5) all contracts, credit agreements, indentures and other agreements evidencing indebtedness for borrowed money (including capitalized leases);

               (6) all agreements under which IPS or any IPS Subsidiary has advanced or loaned, or may be required to advance or loan, any funds;

               (7) all guarantees of any obligations in excess of $50,000;

               (8) all joint venture or other similar agreements;

               (9) all lease agreements with annual lease payments in excess of $50,000;

               (10) agreements under which IPS has granted any Person registration rights (including demand and piggy-back registration rights) or any other agreements with respect to the capital stock of IPS or any IPS Subsidiary;

               (11) all contracts and agreements that limit the ability of IPS or any IPS Subsidiary to compete in any line of business or with any Person or entity or in any geographic area or during any period of time with respect to any business currently conducted by IPS or any IPS Subsidiary;

               (12) all contracts and agreements pursuant to which IPS or any IPS Subsidiary may be required to repurchase or redeem any capital stock or other equity interests;

               (13) all affiliation agreements with hospitals or other health care providers;

               (14) all litigation settlement agreements, consent decrees, corporate integrity agreements, and settlements with governmental entities;

               (15) all contracts and other agreements with Affiliates; and

               (16) any other contracts or agreements that are material to the business, assets, condition (financial or otherwise) or results of operations of IPS and the IPS Subsidiaries taken as a whole.

          (b) To the knowledge of IPS, each IPS Material Contract is a legal, valid and binding agreement in full force and effect in accordance with its terms (except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditor’s rights and remedies generally, and (ii) is subject to general principals of equity (regardless of whether considered in a proceeding in equity or at law)). Neither IPS nor any IPS Subsidiary is in material violation or default, or has received notice that it is in violation or default, under any IPS Material Contract and, to IPS’ knowledge, no other party is in material default under any IPS Material Contract. IPS has provided SurgiCare with copies of all IPS Material Contracts.

     SECTION 4.14 Environmental Matters. Except as described in Section 4.14 of the IPS Disclosure Schedule or as would not have an IPS Material Adverse Effect: (a) IPS and the IPS Subsidiaries have not been and are not in violation of any Environmental Law applicable to any of them; (b) none of the properties currently or formerly owned, leased or operated by IPS or the IPS Subsidiaries are contaminated with any Hazardous Substance; (c) neither IPS nor any of the IPS Subsidiaries are liable for any off-site contamination by Hazardous Substances; (d) IPS and the IPS Subsidiaries have all Environmental Permits; (e) IPS and the IPS Subsidiaries are in compliance in all material respects with their Environmental Permits; and (f) neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Entities or third parties, pursuant to any applicable Environmental Law or Environmental Permit. Except as described in Section 4.14 of the IPS Disclosure Schedule, none of IPS or the IPS Subsidiaries has received notice of a violation of, or any Liability under, any Environmental Law (whether with respect to properties presently or previously owned or used). IPS and the IPS Subsidiaries have made available to SurgiCare all environmental audits, reports and other material environmental documents relating to their properties, facilities or operations which are in their possession or control. Neither IPS nor any IPS Subsidiary has arranged for the disposal or treatment of any substance at any off-site location that has been included in any published U.S. federal, state or local “superfund” site list or any similar list of hazardous or toxic waste sites published by any Governmental Entity.

     SECTION 4.15 Title to Properties; Absence of Liens and Encumbrances.

          (a) Except as described in Section 4.15(a) of the IPS Disclosure Schedule, each of IPS and the IPS Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible personal properties and assets owned, used or held for use in its business, free and clear of any Liens except (i) for Liens imposed by Law for Taxes not yet due and payable or which otherwise are owed to materialmen, workmen, carriers, warehousepersons or laborers not in excess of $25,000 in the aggregate, and (ii) as reflected in the Financial Statements.

          (b) Section 4.15(b) of the IPS Disclosure Schedule sets forth a true, correct and complete list of all real property and improvements (collectively, the “IPS Real Property”) owned by IPS or any IPS Subsidiary. There are no leases, subleases or other occupancy agreements, either written or oral, granting any Person the right of use or occupancy of any IPS Real Property (or portion thereof). Except as described in Section 4.15(b) of the IPS Disclosure Schedule, IPS (or such IPS Subsidiary as the case may be) has good, clear and marketable title to the IPS Real Property and has furnished to SurgiCare true and complete copies of title insurance reports and title insurance policies with respect to the IPS Real Property. No IPS Real Property is subject to any Lien except (i) for Liens imposed by Law for Taxes not yet due and payable or that otherwise are owed to materialmen, workmen, carriers, warehousepersons or laborers not in excess of $25,000 in the aggregate, (ii) as reflected in the Financial Statements, or (iii) as set forth in Section 4.15(b) of the IPS Disclosure Schedule. All title to the IPS Real Property is insurable by a nationally recognized title insurance company on a standard ALTA title insurance policy with all standard exceptions deleted and otherwise free of all exceptions except for the Liens set forth in Section 4.15(b) of the IPS Disclosure Schedule. Except as set forth on Section 4.15(b) of the IPS Disclosure Schedule, neither IPS nor any IPS Subsidiary leases (as tenant or subtenant) any real property. The real property listed in Section 4.15(b) of the IPS Disclosure Schedule constitutes all of the real property used, leased or occupied by IPS or any IPS Subsidiary as of the date hereof.

          (c) The IPS Real Property and all present uses and operations of the IPS Real Property comply with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the IPS Real Property, except for such failures to comply as would not have an IPS Material Adverse Effect. IPS and the IPS Subsidiaries have obtained all approvals of Governmental Entities (including certificates of use and occupancy, licenses and permits) required in connection with the construction, ownership, use, occupation and operation of the IPS Real Property, except for such approvals as to which the failure to obtain would not have an IPS Material Adverse Effect. Neither IPS nor any IPS Subsidiary has received any notice of, nor does IPS or any IPS Subsidiary have any knowledge of, any pending or proposed condemnation proceeding, taking, lawsuit or administrative matter with respect to any of the IPS Real Property.

          (d) All structures, facilities and improvements owned by IPS or any IPS Subsidiary and all structural, mechanical and other physical systems that constitute a part thereof are free of material defects and are in good operating condition and repair, except as has not had and would not reasonably be expected to have an IPS Material Adverse Effect. No maintenance or repair to the IPS Real Property or such structures, facilities and improvements (including any structural, mechanical or other physical system thereof) has been unreasonably deferred.

     SECTION 4.16 Intellectual Property.

          (a) Except with respect to the items set forth in Section 4.16(a) of the IPS Disclosure Schedule, IPS and the IPS Subsidiaries own or possess adequate licenses or other valid enforceable rights to use all Intellectual Property used in the conduct of the business of IPS and the IPS Subsidiaries (as currently conducted and contemplated to be conducted), and the consummation of the Merger will not conflict with, alter or impair IPS or any IPS Subsidiary’s rights to any such Intellectual Property.

          (b) Section 4.16(b) of the IPS Disclosure Schedule sets forth all of the following Intellectual Property owned or licensed by IPS or any IPS Subsidiary: patents and patent applications, inventions that have been identified as active patent matters but for which applications have not yet been filed, Trademark registrations and applications for Trademark registrations, trade names, registered copyrights and all material license agreements relating to the operations of IPS and the IPS Subsidiaries. All patents, Trademarks, registrations, copyright registrations and license agreements set forth in Section 4.16(b) of the IPS Disclosure Schedule are valid and in full force and effect. To the knowledge of IPS, neither IPS nor any IPS Subsidiary has interfered with or infringed upon any Intellectual Property rights of third parties in connection with the business of IPS or any IPS Subsidiary, and, except as set forth in Section 4.16(b) of the IPS Disclosure Schedule, neither IPS nor any IPS Subsidiary has received any charge, complaint, claim, demand, office action or notice (i) alleging any such interference or infringement, or (ii) challenging the legality, validity, enforceability, use or ownership of any Intellectual Property owned or licensed by IPS or any IPS Subsidiary (“IPS Intellectual Property”). To the knowledge of IPS, except as set forth in Section 4.16(b) of the IPS Disclosure Schedule, no Person is infringing or otherwise violating the rights of IPS or any of the IPS Subsidiaries with respect to any IPS Intellectual Property.

          (c) Except as set forth in Section 4.16(c) of the IPS Disclosure Schedule, IPS has timely paid, or caused to be timely paid, all required maintenance, renewal and other similar fees, and has timely met any applicable legal requirements, with respect to all Intellectual Property that is listed in Section 4.16(b) of the IPS Disclosure Schedule as owned by IPS or any IPS Subsidiary. With respect to Intellectual Property licensed by IPS or any IPS Subsidiary that is listed in Section 4.16(b) of the IPS Disclosure Schedule or is material to IPS or any IPS Subsidiary, IPS and each applicable IPS Subsidiary is in compliance with any applicable license or similar agreement and each such license or agreement is legal, valid, binding and in full force and effect in accordance with its terms, except as would not have an IPS Material Adverse Effect.

          (d) Neither IPS nor any IPS Subsidiary has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or any other conflict with respect to the Intellectual Property, except in the ordinary course of business.

          (e) All of IPS’ information technology systems are in good working order in all material respects and are adequate for the conduct of IPS’ and the IPS Subsidiaries’ business as presently conducted. To the Knowledge of IPS, IPS owns or possesses adequate licenses for all material computer software used in the conduct of IPS’ and the IPS Subsidiaries’ business as presently conducted.

     SECTION 4.17 Taxes.

          (a) Each of IPS and the IPS Subsidiaries has duly filed, or caused to be filed, on a timely basis all Tax Returns required to be filed by it with the applicable Governmental Entity. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by IPS or any IPS Subsidiary (whether or not shown on any Tax Return) have been timely paid in full, including pursuant to any extensions that were timely received. IPS and the IPS Subsidiaries currently are not the beneficiary of any extension of time within which to file any Tax Return. IPS has not received notice that any claim has been made by an authority in a jurisdiction where any of IPS and the IPS Subsidiaries does not file Tax Returns that they may be subject to taxation by that jurisdiction.

          (b) Each of IPS and the IPS Subsidiaries has complied in all material respects with all reporting requirements and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) There is no dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes of IPS or the IPS Subsidiaries either (i) claimed or raised by any authority in writing received by IPS or any IPS Subsidiary or (ii) as to which IPS has knowledge based upon contact with any such authority. Except as set forth in Section 4.17 of the IPS Disclosure Schedule, (i) no federal, state, local, and foreign income Tax Returns filed with respect to IPS and the IPS Subsidiaries have been audited, and (ii) none are currently open or the subject of audit. IPS delivered or made available to SurgiCare correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of IPS and the IPS Subsidiaries for the last three taxable years.

          (d) None of IPS or any of the IPS Subsidiaries has waived any statue of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) None of IPS or any of the IPS Subsidiaries is or ever has been a party to any Tax allocation or sharing agreement or a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group the common parent of which is IPS). IPS does not have any Liability for the Taxes of any Person other than IPS and the IPS Subsidiaries under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

          (f) None of IPS or any of the IPS Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of IPS and the IPS Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract (including this Agreement) that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sections 162, 280G or 404 or that will be subject to an excise tax under Code Section 4999.

          (g) The unpaid Taxes of IPS and the IPS Subsidiaries (1) did not, as of December 31, 2002, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the IPS Balance Sheet (rather than in any notes thereto) and (2) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of IPS and the IPS Subsidiaries in filing their Tax Returns.

          (h) Since July 1, 1993, IPS has not had an “ownership change” within the meaning of Section 382(g) of the Code.

     SECTION 4.18 Insurance.

          (a) Section 4.18 of the IPS Disclosure Schedule sets forth a complete and accurate list of all insurance policies in force naming IPS, any IPS Subsidiary or directors or employees thereof as a loss payee or for which IPS or any IPS Subsidiary has paid or is obligated to pay all or part of the premiums. Neither IPS nor any IPS Subsidiary has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of IPS and the IPS Subsidiaries is in compliance with all material conditions contained therein.

          (b) Each of IPS and the IPS Subsidiaries maintains and has maintained, in full force and effect with financially sound and reputable insurers, general and professional liability insurance coverage with respect to their respective assets and businesses, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any IPS Material Contracts. Neither IPS nor an IPS Subsidiary has been refused such insurance.

          (c) IPS and each IPS Subsidiary require physicians and other health care providers who provide professional or health care services in a health care facility or site owned or operated by IPS or an IPS Subsidiary, or who are independent contractors of IPS or an IPS Subsidiary, to maintain professional liability and comprehensive general liability insurance from financially sound and reputable insurers in amounts of, at a minimum, $1,000,000 per occurrence and $3,000,000 in the aggregate.

     SECTION 4.19 Brokers. No broker, investment banker, financial advisor or other Person, other than Friend & Company, financial advisor to IPS, the fees and expenses of which will be paid by IPS and are set forth in Section 4.19 of the IPS Disclosure Schedule, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of IPS. IPS has delivered to SurgiCare a complete and accurate copy of all agreements pursuant to which Friend & Company is entitled to any fees and expenses payable directly or indirectly by IPS or any IPS Subsidiary in connection the Merger.

     SECTION 4.20 Employees. To the knowledge of IPS, no executive, key employee, or group of employees has any plans to terminate employment with IPS or the IPS Subsidiaries or any affiliates (including, but not limited to, any physician groups). IPS and the IPS Subsidiaries have not experienced any labor disputes or work stoppages due to labor disagreements. IPS and the IPS Subsidiaries are in material compliance with all applicable Laws respecting employment and employment practices and terms and conditions of employment. IPS and the IPS Subsidiaries are not, nor have any of them ever been, a party to any collective bargaining agreements and, to the knowledge of IPS, none of IPS or any of the IPS Subsidiaries has been the subject of any organizational activity. None of IPS nor any of the IPS Subsidiaries engages in the corporate practice of medicine or employs physicians in violation of the corporate practice of medicine doctrine, as defined or applied under the Laws of the State of Georgia or any other applicable jurisdiction.

     SECTION 4.21 Transactions with Affiliates. Except as set forth in Section 4.21 of the IPS Disclosure Schedule, since December 31, 2002, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 4.21 of the IPS Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of IPS or any IPS Subsidiary. Without limiting the generality of the foregoing, there are no amounts due or payable by IPS or any IPS Subsidiary to any of the IPS Principal Stockholders or any of their Affiliates or associates in connection with the Merger or otherwise.

     SECTION 4.22 Stockholder Rights Agreement. Neither IPS nor any IPS Subsidiary has an effective stockholder rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of IPS Common Stock or any other equity or debt securities of IPS or any IPS Subsidiary, other than any stockholder rights plan or stockholder rights agreement that (a) is adopted after the date of this Agreement, (b) does not impair the ability of the parties to consummate the Merger in accordance with the terms of this Agreement, and (c) otherwise does not have an adverse effect on SurgiCare or Merger Sub or on the rights of SurgiCare or Merger Sub under this Agreement.

     SECTION 4.23 Opinion of Financial Advisor. The IPS Board has received the written opinion of Friend & Company dated the date of this Agreement to the effect that, as of the date of this Agreement, the consideration offered to the IPS Stockholders in the Merger is fair from a financial point of view, and a copy of the signed opinion has been provided to SurgiCare.

     SECTION 4.24 Certain Payments. Neither IPS nor any IPS Subsidiary, nor to IPS’ knowledge, their respective directors, officers, agents, affiliates or employees, nor any other person acting on behalf of IPS or any IPS Subsidiary, has (i) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of IPS or any IPS Subsidiary, (ii) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures, relating to political activities to government officials or others in violation of any applicable Law or (iii) received any unlawful contributions, payments, gifts or expenditures in connection with the business of IPS or any IPS Subsidiary.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.01 Conduct of Business by SurgiCare Pending the Merger. SurgiCare agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the SurgiCare Disclosure Schedule or as specifically required by any other provision of this Agreement, unless IPS otherwise consents in writing (which consent will not be unreasonably withheld):

          (a) the businesses of SurgiCare and the SurgiCare Subsidiaries will be conducted only in, and SurgiCare and the SurgiCare Subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

          (b) SurgiCare will use its reasonable best efforts to preserve substantially intact its business organization and goodwill, to keep available the services of the current officers, employees and consultants of SurgiCare and the SurgiCare Subsidiaries (other than termination for cause) and to preserve the current relationships of SurgiCare and the SurgiCare Subsidiaries with members or other customers, employees, suppliers, licensors, licensees and other Persons with which SurgiCare or any SurgiCare Subsidiary has significant business relations.

By way of amplification and not limitation, except (x) as contemplated by this Agreement, (y) for transfers of cash among SurgiCare and the SurgiCare Subsidiaries pursuant to SurgiCare’s existing cash management policies or (z) as set forth in Section 5.01 of the SurgiCare Disclosure Schedule, neither SurgiCare nor any SurgiCare Subsidiary will, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of IPS (which consent will not be unreasonably withheld):

               (1) amend or change its certificate of incorporation or by-laws or equivalent organizational documents (including without limitation the SurgiCare Charter and SurgiCare By-Laws);

               (2) issue, sell, pledge or dispose of, or authorize for issuance, sale, pledge or disposal, any shares of its stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such stock, or any other ownership interest (including, without limitation, any phantom interest), of SurgiCare or any SurgiCare Subsidiary (except for the issuance of shares of SurgiCare Old Common Stock pursuant to the SurgiCare Stock Options and SurgiCare Warrants outstanding on the date of this Agreement);

               (3) authorize, declare or set aside any dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of its stock;

               (4) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its stock or issue or authorize the issuance of any other securities in respect of, or in lieu of or in substitution for shares of its capital stock;

               (5) acquire or agree to acquire or sell or agree to sell (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets constituting a business or a portion of a business, including any shares of any such entities’ capital stock or any options, warrants or rights to acquire any of its capital stock;

               (6) sell, lease, license, encumber or subject to any Lien or otherwise dispose of any SurgiCare Real Property;

               (7) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any Person, or make any loans or advances, except for revolving indebtedness under SurgiCare’s existing revolving loan agreement, incurred in the ordinary course of business and consistent with past practice, and for other indebtedness with a maturity of not more than one year and in a principal amount not, in the aggregate, in excess of $100,000;

               (8) enter into any contracts or agreements requiring the payment, or receipt of payment, of consideration in excess of $250,000, or modify, amend, renew, waive any material provision of, breach or terminate any existing SurgiCare Material Contract;

               (9) make or authorize any capital expenditures, other than as set forth in Section 5.01(ix) of the SurgiCare Disclosure Schedule;

               (10) except for the acceleration of vesting of unvested SurgiCare Stock Options and SurgiCare Warrants outstanding on the date hereof, waive any stock repurchase or acceleration rights, amend or change the terms of any options, warrants, or restricted stock, or reprice options granted under any SurgiCare Option Plan or warrants or authorize cash payments in exchange for any options, or warrants granted under any such plans;

               (11) (a) increase the compensation payable or to become payable to SurgiCare’s or any SurgiCare Subsidiary’s officers or employees (including without limitation any rights to severance or termination pay), except for increases in salaries or wages of employees (other than directors, officers or key employees) in the ordinary course of business and in accordance with past practices and consistent with current budgets and as described in Section 5.01(xi) of the SurgiCare Disclosure Schedule, (b) grant or amend any rights to severance or termination pay to, or enter into or amend any employment, consulting, retirement, special pay arrangement or severance agreement with, any director, officer or other employee of SurgiCare or any SurgiCare Subsidiary, or with any other persons, except as required by previously existing contractual arrangements or applicable law or (c) forgive any indebtedness of any employee of SurgiCare or any SurgiCare Subsidiary;

               (12) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in, the SurgiCare Balance Sheet or incurred in the ordinary course of business and consistent with past practice, or cancel any indebtedness in excess of $100,000 in the aggregate or waive any claims or rights of substantial value, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which SurgiCare or any SurgiCare Subsidiary is a party;

               (13) settle any Action other than any settlement which involves only the payment of damages in an immaterial amount and does not involve injunctive or other equitable relief, or commence any litigation or arbitration;

               (14) make or revoke any Tax elections, unless required by applicable Law, adopt or change any method of Tax accounting, request any ruling or similar determination, enter into any closing agreement or settle any Tax liabilities or take any action (including communications with a Governmental Entity) with respect to the computation of Taxes or the preparation of a Tax Return that is inconsistent with past practice;

               (15) take any action, other than as required by U.S. GAAP or by the SEC, with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

               (16) except as provided in Section 5.01(b)(10), (i) establish, adopt, enter into, amend, or terminate any collective bargaining agreement or SurgiCare Employee Benefit Plan, other than to the extent required by any SurgiCare Employee Benefit Plan or to comply with applicable Law, (ii) take any action to accelerate any rights or benefits, or (iii) unless consistent with past practice, make any material determinations not in the ordinary course of business, under any collective bargaining agreement or SurgiCare Employee Benefit Plan;

               (17) enter into or implement any “stockholder rights” plan or any similar anti-takeover plan or device in a manner that could prevent or delay the consummation of the Merger;

               (18) agree in writing or otherwise to take any of the actions described in clauses (1) through (17) above; or

               (19) take any action (a) that would reasonably be expected to cause any of SurgiCare’s or Merger Sub’s representations and warranties set forth in Article III that are qualified by materiality to be untrue, (b) that would reasonably be expected to cause any of SurgiCare’s or Merger Sub’s representations and warranties set forth in Article III that are not qualified by materiality to be untrue in any material respect or (c) that would be reasonably expected to result in the inability of SurgiCare or Merger Sub to satisfy the conditions to closing set forth in Section 7.02.

     SECTION 5.02 Conduct of Business by IPS Pending the Merger. IPS agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.02 of the IPS Disclosure Schedule or as specifically required by any other provision of this Agreement, unless SurgiCare otherwise consents in writing (which consent will not be unreasonably withheld):

          (a) the businesses of IPS and the IPS Subsidiaries will be conducted only in, and IPS and the IPS Subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

          (b) IPS will use its reasonable best efforts to preserve substantially intact its business organization and goodwill, to keep available the services of the current officers, employees and consultants of IPS and the IPS Subsidiaries (other than termination for cause) and to preserve the current relationships of IPS and the IPS Subsidiaries with members or other customers, employees, suppliers, licensors, licensees and other Persons with which IPS or any IPS Subsidiary has significant business relations.

By way of amplification and not limitation, except (x) as contemplated by this Agreement, (y) for transfers of cash among IPS and the IPS Subsidiaries pursuant to IPS’ existing cash management policies or (z) as set forth in Section 5.02 of the IPS Disclosure Schedule, neither IPS nor any IPS Subsidiary will, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of SurgiCare (which consent will not be unreasonably withheld):

               (1) amend or change its certificate of incorporation or by-laws or equivalent organizational documents (including without limitation the IPS Charter and IPS By-Laws);

               (2) issue, sell, pledge or dispose of, or authorize for issuance, sale, pledge or disposal, any shares of its stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such stock, or any other ownership interest (including, without limitation, any phantom interest), of IPS or any IPS Subsidiary (except for the issuance of shares of IPS Common Stock pursuant to the IPS Stock Options and IPS Warrants outstanding on the date of this Agreement);

               (3) authorize, declare or set aside any dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of its stock;

               (4) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its stock or issue or authorize the issuance of any other securities in respect of, or in lieu of or in substitution for shares of its capital stock;

               (5) acquire or agree to acquire or sell or agree to sell (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets constituting a business or a portion of a business, including any shares of such entities’ capital stock or any options, warrants or rights to acquire any of its capital stock;

               (6) sell, lease, license, encumber or subject to any Lien or otherwise dispose of any IPS Real Property;

               (7) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any Person, or make any loans or advances, except for revolving indebtedness under IPS’ existing revolving loan agreement, incurred in the ordinary course of business and consistent with past practice, and for other indebtedness with a maturity of not more than one year and in a principal amount not, in the aggregate, in excess of $100,000;

               (8) enter into any contracts or agreements requiring the payment, or receipt of payment, of consideration in excess of $250,000, or modify, amend, renew, waive any material provision of, breach or terminate any existing IPS Material Contract;

               (9) make or authorize any capital expenditures, other than as set forth in Section 5.02(ix) of the IPS Disclosure Schedule;

               (10) except for the acceleration of vesting of unvested IPS Stock Options and IPS Warrants outstanding on the date hereof, waive any stock repurchase or acceleration rights, amend or change the terms of any options, warrants, or restricted stock, or reprice options granted under any IPS Option Plan or warrants or authorize cash payments in exchange for any options, or warrants granted under any such plans;

               (11) (a) increase the compensation payable or to become payable to IPS’ or any IPS Subsidiary’s officers or employees (including without limitation any rights to severance or termination pay), except for increases in salaries or wages of employees (other than directors, officers or key employees) in accordance with past practices and consistent with current budgets, (b) grant or amend any rights to severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or other employee of IPS or any IPS Subsidiary or (c) forgive any indebtedness of any employee of IPS or any IPS Subsidiary;

               (12) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in, the IPS Balance Sheet or incurred in the ordinary course of business and consistent with past practice, or cancel any indebtedness in excess of $100,000 in the aggregate or waive any claims or rights of substantial value, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which IPS or any IPS Subsidiary is a party;

               (13) settle any Action other than any settlement which involves only the payment of damages in an immaterial amount and does not involve injunctive or other equitable relief, or commence any litigation or arbitration;

               (14) make or revoke any Tax elections, unless required by applicable Law, adopt or change any method of Tax accounting, request any ruling or similar determination, enter into any closing agreement or settle any Tax liabilities or take any action (including communications with a Governmental Entity) with respect to the computation of Taxes or the preparation of a Tax Return that is inconsistent with past practice;

               (15) take any action, other than as required by U.S. GAAP or by the SEC, with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

               (16) except as provided in Section 5.02(b)(10), (i) establish, adopt, enter into, amend, or terminate any collective bargaining agreement or IPS Employee Benefit Plan, other than to the extent required by any IPS Employee Benefit Plan or to comply with applicable Law, (ii) take any action to accelerate any rights or benefits, or

(iii) unless consistent with past practice, make any material determinations not in the ordinary course of business, under any collective bargaining agreement or IPS Employee Benefit Plan;

               (17) enter into or implement any “stockholder rights” plan or any similar anti-takeover plan or device in a manner that could prevent or delay the consummation of the Merger;

               (18) agree in writing or otherwise to take any of the actions described in clauses (1) through (17) above; or

               (19) take any action (a) that would reasonably be expected to cause any of IPS’ representations and warranties set forth in Article III that are qualified by materiality to be untrue, (b) that would reasonably be expected to cause any of IPS’ representations and warranties set forth in Article III that are not qualified by materiality to be untrue in any material respect or (c) that would be reasonably expected to result in the inability of IPS to satisfy the conditions to closing set forth in Section 7.03.

     SECTION 5.03 Notification of Certain Matters. SurgiCare will give prompt notice to IPS, and IPS will give prompt notice to SurgiCare, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (A) any representation or warranty contained in this Agreement made by such Person that is qualified by materiality to be untrue or inaccurate, (B) any representation or warranty contained in this Agreement made by such Person that is not qualified by materiality to be untrue or inaccurate in any material respect or (C) any covenant, condition or agreement contained in this Agreement applicable to such Person not to be complied with or satisfied, (ii) any failure of SurgiCare or IPS, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) any notices received or provided by SurgiCare under the Stock Subscription Agreement, the Debt Exchange Agreement or the DCPS/MBS Acquisition Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.03 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE VI
ADDITIONAL AGREEMENTS

     SECTION 6.01 Proxy Statement; Stockholders Meetings.

          (a) As promptly as practicable after the execution of this Agreement, SurgiCare shall prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) in preliminary form (provided that IPS and its counsel will be given reasonable opportunity to review and comment on the Proxy Statement and any amendments thereto prior to each filing with the SEC) relating to the meeting of SurgiCare’s stockholders (the “SurgiCare Stockholders Meeting”) to be held to consider approval of the issuance of SurgiCare Class A Common Shares in the Merger and the Debt Exchange, as well as the DCPS/MBS Acquisition, the Recapitalization, the Equity Financing, the Board Election and the New Equity Plan. Each of SurgiCare and IPS shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto, and prior to the Effective Time, SurgiCare shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of SurgiCare Class A Common Shares pursuant to the Merger. IPS shall furnish all information concerning IPS as SurgiCare may reasonably request in connection with such actions and the preparation of the Proxy Statement. As promptly as practicable after the definitive Proxy Statement has been filed with the SEC, SurgiCare shall mail the Proxy Statement to its stockholders.

          (b) The Proxy Statement shall include a copy of the fairness opinion identified in Section 3.19 and, subject to paragraph (c) of this Section 6.01, the SurgiCare Board Approval.

          (c) Nothing in this Agreement shall prevent the SurgiCare Board from withholding, withdrawing, amending or modifying the SurgiCare Board Approval if the SurgiCare Board determines in good faith (after consultation with legal counsel) that the failure to take such action would constitute a breach by the SurgiCare Board of its fiduciary duties to SurgiCare’s stockholders under applicable law. Unless this Agreement shall have been terminated in accordance with its terms, nothing contained in this Section 6.01(c) shall limit SurgiCare’s obligation to convene and hold the SurgiCare Stockholders Meeting (regardless of whether the SurgiCare Board Approval shall have been withheld, withdrawn, amended or modified).

          (d) No amendment or supplement to the Proxy Statement will be made by SurgiCare without the approval of IPS (such approval not to be unreasonably withheld or delayed). Each of SurgiCare and IPS will advise the other, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (e) The information supplied by SurgiCare for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SurgiCare, (ii) the time of the SurgiCare Stockholders Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to SurgiCare or any SurgiCare Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by SurgiCare, SurgiCare shall promptly inform IPS thereof. All documents that SurgiCare is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (f) The information supplied by IPS for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SurgiCare, (ii) the time of the SurgiCare Stockholders Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to IPS or any IPS Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by IPS, IPS shall promptly inform SurgiCare.

          (g) SurgiCare and IPS shall call and hold their respective Stockholders Meetings as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger, this Agreement and the IPS Charter Amendment, in the case of IPS’ stockholders, and the issuance of SurgiCare Class A Common Shares in the Merger, the DCPS/MBS Acquisition and the Debt Exchange, as well as the Recapitalization, the Equity Financing, the Board Election and the New Equity Plan, in the case of SurgiCare’s stockholders, and SurgiCare and IPS shall use their reasonable best efforts to hold the Stockholders Meeting as soon as practicable after the date on which the Proxy Statement is filed with the SEC. SurgiCare shall (a) use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the issuance of SurgiCare Class A Common Shares in the Merger and the Debt Exchange, as well as the DCPS/MBS Acquisition, the Recapitalization, the Equity Financing, the Board Election and the New Equity Plan and (b) shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the rules of the AMEX to obtain such approvals. IPS shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Merger, this Agreement and the IPS Charter Amendment.

     SECTION 6.02 Access to Information; Confidentiality. Subject to applicable law, SurgiCare and IPS each will, and will cause each of their respective Subsidiaries to, afford to the other party, and to the other party’s officers, employees, accountants, counsel, financial advisors, financing sources and other representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, SurgiCare and IPS each will, and will cause each of their respective Subsidiaries to, furnish promptly to the other party such information concerning its business, properties, assets, customers, consultants and personnel as the other party may reasonably request. SurgiCare and IPS each hereby consents, and will cause each of their respective Subsidiaries to consent, to the other party and the other party’s officers, employees, accountants, counsel, financial advisors, financing sources and other representatives contacting, in a reasonable fashion, members, employees, lenders and landlords of SurgiCare or IPS, as the case may be, and such Subsidiaries and will, upon reasonable notice from the other party, request such members, employees, lenders and landlords to cooperate during normal business hours during the period prior to the Effective Time with any reasonable requests made by or on behalf of the other party. Any confidential information provided to SurgiCare or IPS hereunder will be subject to the terms of the Non-Disclosure and Confidentiality Agreement between SurgiCare and IPS dated June 18, 2003 (the “Confidentiality Agreement”); provided that SurgiCare, Merger Sub and IPS may disclose such information as may be necessary in connection with seeking required statutory approvals. Notwithstanding the foregoing, each of the parties hereto shall not be required to provide any information which it reasonably believes it may not provide to such other party by reason of applicable Law, rules or regulations, which constitutes information protected by attorney/client privilege, or which each of the parties hereto is required to keep confidential by reason of contract, agreement or understanding with third parties; provided that, with respect to any such information, each of the parties hereto shall, or shall cause the relevant Subsidiary to, provide the maximum amount of that information (or shall endeavor to otherwise convey that information in a manner) that is consistent with the applicable Law, rule or regulation, the maintenance of that privilege or the terms of the relevant contract, as applicable. No investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     SECTION 6.03 No Solicitation of Transactions by SurgiCare.

          (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement pursuant to Article VIII hereof, except as provided in clause (b) below, SurgiCare will not, and will not permit or cause any of the SurgiCare Subsidiaries to directly or indirectly, initiate, solicit, negotiate, engage in discussions regarding, encourage or provide nonpublic confidential information to facilitate, and SurgiCare will not, and will use its reasonable best efforts to cause any officer, director or employee of SurgiCare or any SurgiCare Subsidiary, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of the SurgiCare Subsidiaries not to, directly or indirectly initiate, solicit, negotiate, engage in discussions regarding, encourage or provide nonpublic or confidential information to facilitate, any proposal, offer or inquiry to acquire a material part of the business or properties of SurgiCare or any SurgiCare Subsidiary (which shall include, but not be limited to, a part of the business or properties of SurgiCare or any SurgiCare Subsidiary constituting 10% or more of the net revenues, net income or the assets of SurgiCare and the SurgiCare Subsidiaries or any capital stock of SurgiCare or any SurgiCare Subsidiary) whether by merger, consolidation, recapitalization, purchase of assets, tender offer or otherwise and whether for cash, securities or any other consideration or combination thereof (any such transaction being referred to herein as a “SurgiCare Acquisition Transaction”). SurgiCare immediately will cease and cause to be terminated all activities, discussions or negotiations with any parties with respect to any SurgiCare Acquisition Transaction, other than the Merger.

          (b) Notwithstanding the provisions of clause (a) above, the SurgiCare Board may furnish information to or engage in discussions or negotiations with any Person in response to an unsolicited written offer or proposal with respect to a SurgiCare Acquisition Transaction (a “SurgiCare Acquisition Proposal”) if and only to the extent that (I) the SurgiCare Board determines, in good faith after consultation with its independent financial advisor and legal counsel, that such SurgiCare Acquisition Proposal would (or reasonably could) constitute a SurgiCare Superior Proposal, (II) the SurgiCare Board determines, in good faith after consultation with legal counsel, that the failure to take such action would constitute a breach by the SurgiCare Board of its fiduciary duties to the SurgiCare stockholders under applicable Law, and (III) the SurgiCare Board receives, prior to furnishing any such information or entering into any discussions or negotiations with such Person, an executed confidentiality agreement on terms no less favorable to SurgiCare than the Confidentiality Agreement. For purposes of this Agreement, “SurgiCare Superior Proposal” means a bona fide SurgiCare Acquisition Proposal (A) made by a third party that the SurgiCare Board determines in its good faith judgment (after consultation with its financial advisor) to be significantly more favorable to the SurgiCare stockholders from a financial point of view than the Merger, taking into account all of the terms of the SurgiCare Acquisition Proposal, including any break-up fees, expense reimbursement provisions, financing requirements and contingencies and conditions to closing, (B) that involves all of the outstanding shares of SurgiCare Capital Stock or assets of SurgiCare and the SurgiCare Subsidiaries, (C) that the SurgiCare Board determines in its good faith judgment is reasonably likely to be consummated, taking into account all legal and regulatory aspects of the proposal, (D) for which financing, to the extent required, is then committed, and (E) does not contain any “due diligence” condition. The SurgiCare Board may take and disclose to the SurgiCare stockholders a position required by Rule 14e-2 under the Exchange Act.

          (c) Neither the SurgiCare Board nor any committee thereof will, except as expressly permitted by this Section 6.03(c), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in any manner adverse to IPS, the approval or recommendation of the SurgiCare Board or such committee of the Merger, the issuance of SurgiCare Class A Common Shares in the Merger or this Agreement or otherwise seek in any manner to abandon the Merger or this Agreement, (ii) endorse, approve, recommend or submit to the SurgiCare stockholders, or propose publicly to endorse, approve, recommend or submit to the SurgiCare stockholders, any SurgiCare Acquisition Transaction (other than the Merger), or (iii) cause SurgiCare to enter into any letter of intent, agreement in principle, acquisition agreement, memorandum of understanding or other similar agreement or understanding (each, an “Acquisition Agreement”) related to or with respect to any SurgiCare Acquisition Transaction. Notwithstanding the foregoing, if SurgiCare has complied fully with this Section 6.03 and the SurgiCare Board determines in good faith, after it has received a SurgiCare Superior Proposal in compliance with this Section 6.03 and after taking into account advice from independent outside legal counsel with respect to its fiduciary duties to SurgiCare stockholders under applicable Law, that such action is required for the SurgiCare Board to comply with its fiduciary obligations to the SurgiCare stockholders under applicable Law, the SurgiCare Board may (subject to this and the following sentences), take any of the actions described in clauses (i) through (iii) of this Section 6.03(c) (each a “SurgiCare Subsequent Adverse Determination”), but only at a time that is after the fifth business day following IPS’ receipt of written notice from SurgiCare advising IPS that the SurgiCare Board intends to make a SurgiCare Subsequent Adverse Determination. Such written notice will specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation), identify the person making such SurgiCare Superior Proposal and state that the SurgiCare Board intends to make a SurgiCare Subsequent Adverse Determination. During such five business day period, SurgiCare will provide a full opportunity for IPS to propose such adjustments to the terms and conditions of this Agreement and the Merger as would enable SurgiCare to proceed with its recommendation to the SurgiCare stockholders without a SurgiCare Subsequent Adverse Determination.

          (d) SurgiCare will notify IPS orally within 24 hours and in writing within 48 hours after receipt of any SurgiCare Acquisition Proposal, indication of interest or request for nonpublic information relating to SurgiCare or a SurgiCare Subsidiary in connection with a SurgiCare Acquisition Proposal or for access to the properties, books or records of SurgiCare or any SurgiCare Subsidiary by any Person or other entity or group that informs the SurgiCare Board or the board of directors of any SurgiCare Subsidiary that it is considering making, or has made, a SurgiCare Acquisition Proposal. Such notice to IPS will indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact as well as SurgiCare’s intention to furnish information to, or enter into discussions or negotiations with, such Person. SurgiCare will use its reasonable efforts to keep IPS informed of the status and details (including any change to the terms thereof) of any such SurgiCare Acquisition Proposal. In addition to the other requirements and limitations of this Section 6.03, in the event SurgiCare intends to enter into a definitive agreement relating to a SurgiCare Superior Proposal, SurgiCare will notify IPS in writing at least five business days prior to entering into such definitive agreement, which notice will identify and detail the proposed terms of such SurgiCare Superior Proposal. Unless this Agreement has been terminated in accordance with Section 8.01, SurgiCare will call and hold the SurgiCare Stockholders Meeting for the purpose of seeking the SurgiCare Stockholder Approval whether or not the SurgiCare Board makes a SurgiCare Subsequent Adverse Determination.

     SECTION 6.04 No Solicitation of Transactions by IPS.

          (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement pursuant to Article VIII hereof, except as provided in clause (b) below, IPS will not, and will not permit or cause any of the IPS Subsidiaries to directly or indirectly, initiate, solicit, negotiate, engage in discussions regarding, encourage or provide nonpublic confidential information to facilitate, and IPS will not, and will use its reasonable best efforts to cause any officer, director or employee of IPS or any of the IPS Subsidiaries, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of the IPS Subsidiaries not to, directly or indirectly initiate, solicit, negotiate, engage in discussions regarding, encourage or provide nonpublic or confidential information to facilitate, any proposal, offer or inquiry to acquire a material part of the business or properties of IPS or any IPS Subsidiary (which shall include, but not be limited to, a part of the business or properties of IPS or any IPS Subsidiary constituting 10% or more of the net revenues, net income or the assets of IPS and the IPS Subsidiaries or any capital stock of IPS or any IPS Subsidiary) whether by merger, consolidation, recapitalization, purchase of assets, tender offer or otherwise and whether for cash, securities or any other consideration or combination thereof (any such being referred to herein as an “IPS Acquisition Transaction”). IPS immediately will cease and cause to be terminated all activities, discussions or negotiations with any parties with respect to any IPS Acquisition Transaction, other than the Merger.

          (b) Notwithstanding the provisions of clause (a) above, the IPS Board may furnish information to or engage in discussions or negotiations with any Person in response to an unsolicited written offer or proposal with respect to an IPS Acquisition Transaction (an “IPS Acquisition Proposal”) if and only to the extent that (I) the IPS Board determines, in good faith after consultation with its independent financial advisor and legal counsel, that such IPS Acquisition Proposal would (or reasonably could) constitute an IPS Superior Proposal, (II) the IPS Board determines, in good faith after consultation with its legal counsel, that the failure to take such action would constitute a breach by the IPS Board of its fiduciary duties to the IPS stockholders under applicable Law, and (III) the IPS Board receives, prior to furnishing any such information or entering into any discussions or negotiations with such Person, an executed confidentiality agreement on terms no less favorable to IPS than the Confidentiality Agreement. For purposes of this Agreement, “IPS Superior Proposal” means a bona fide IPS Acquisition Proposal (A) made by a third party that the IPS Board determines in its good faith judgment (after consultation with its financial advisor) to be significantly more favorable to the IPS stockholders from a financial point of view than the Merger, taking into account all of the terms of the IPS Acquisition Proposal, including any break-up fees, expense reimbursement provisions, financing requirements, and contingencies and conditions to closing, (B) that involves all of the outstanding shares of IPS Capital Stock or assets of IPS and the IPS Subsidiaries, (C) that the IPS Board determines in its good faith judgment is reasonably likely to be consummated, taking into account all legal and regulatory aspects of the proposal, (D) for which financing, to the extent required, is then committed, and (E) does not contain any “due diligence” condition. The IPS Board may take and disclose to the IPS stockholders a position required by Rule 14e-2 under the Exchange Act.

          (c) Neither the IPS Board nor any committee thereof will, except as expressly permitted by this Section 6.04(c), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in any manner adverse to SurgiCare, the approval or recommendation of the IPS Board or such committee of the Merger or this Agreement or otherwise seek in any manner to abandon the Merger or this Agreement, (ii) endorse, approve, recommend or submit to the IPS stockholders, or propose publicly to endorse, approve, recommend or submit to the IPS stockholders, any IPS Acquisition Transaction (other than the Merger), or (iii) cause IPS to enter into any Acquisition Agreement related to or with respect to any IPS Acquisition Transaction. Notwithstanding the foregoing, if IPS has complied fully with this Section 6.04 and the IPS Board determines in good faith, after it has received an IPS Superior Proposal in compliance with this Section 6.04 and after taking into account advice from independent outside legal counsel with respect to its fiduciary duties to IPS stockholders under applicable Law, that such action is required for the IPS Board to comply with its fiduciary obligations to the IPS stockholders under applicable Law, the IPS Board may (subject to this and the following sentences), take any of the actions described in clauses (i) through (iii) of this Section 6.04(c) (each an “IPS Subsequent Adverse Determination”), but only at a time that is after the fifth business day following SurgiCare’s receipt of written notice from IPS advising SurgiCare that the IPS Board intends to make an IPS Subsequent Adverse Determination. Such written notice will specify the material terms and conditions of such IPS Superior Proposal (and include a copy thereof with all accompanying documentation), identify the person making such IPS Superior Proposal and state that the IPS Board intends to make an IPS Subsequent Adverse Determination. During such five business day period, IPS will provide a full opportunity for SurgiCare to propose such adjustments to the terms and conditions of this Agreement and the Merger as would enable IPS to proceed with its recommendation to the IPS stockholders without an IPS Subsequent Adverse Determination.

          (d) IPS will notify SurgiCare orally within 24 hours and in writing within 48 hours after receipt of any IPS Acquisition Proposal, indication of interest or request for nonpublic information relating to IPS or an IPS Subsidiary in connection with an IPS Acquisition Proposal or for access to the properties, books or records of IPS or any IPS Subsidiary by any Person or other entity or group that informs the IPS Board or the board of directors of any IPS Subsidiary that it is considering making, or has made, an IPS Acquisition Proposal. Such notice to SurgiCare will indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact as well as IPS’ intention to furnish information to, or enter into discussions or negotiations with, such Person. IPS will use its reasonable efforts to keep SurgiCare informed of the status and details (including any change to the terms thereof) of any such IPS Acquisition Proposal. In addition to the other requirements and limitations of this Section 6.04, in the event IPS intends to enter into a definitive agreement relating to an IPS Superior Proposal, IPS will notify SurgiCare in writing at least five business days prior to entering into such definitive agreement, which notice will identify and detail the proposed terms of such IPS Superior Proposal. Unless this Agreement has been terminated in accordance with Section 8.01, IPS will call and hold the IPS Stockholders Meeting for the purpose of voting upon approval of this Agreement and the Merger whether or not the IPS Board makes an IPS Subsequent Adverse Determination.

     SECTION 6.05 Directors’ and Officers’ Indemnification and Insurance.

          (a) SurgiCare and Merger Sub will, to the fullest extent permitted by Law, cause the Surviving Corporation (from and after the Effective Time) to honor all of IPS’ obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the current directors and officers of IPS and the IPS Subsidiaries against all losses, claims, damages or liabilities arising out of acts or omissions by any such directors and officers occurring prior to the Effective Time to the maximum extent that such obligations of IPS exist on the date of this Agreement. Without limiting the foregoing, the by-laws of the Surviving Corporation will contain the provisions that are set forth, as of the date of this Agreement, in Paragraphs 9 and 10 of the Certificate of Incorporation of Merger Sub, which provisions will not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who immediately prior to the Effective Time were directors, officers, employees or other agents of IPS.

          (b) IPS will maintain, through the Effective Time, IPS’ existing directors’ and officers’ insurance in full force and effect without reduction of coverage. From and after the Effective Time and for a period of three years after the Effective Time, SurgiCare and Merger Sub will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by IPS (provided that SurgiCare and Merger Sub may either (i) substitute therefore policies with reputable and financially sound carriers or (ii) maintain sufficient self insurance or similar arrangements in each case of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that SurgiCare and Merger Sub will not be obligated to make aggregate payments for such insurance in excess of $90,000 (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at a cost in excess of the Maximum Premium, SurgiCare and Merger Sub will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for the Maximum Premium.

          (c) If the Surviving Corporation (or any of its successors or assigns) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.05.

     SECTION 6.06 Further Action; Consents. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including without limitation (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the complete satisfaction of all respective conditions to closing set forth in Article VII hereof, and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Without limiting the foregoing, IPS will give SurgiCare and Merger Sub the opportunity to participate in the defense of any stockholder litigation against IPS and/or its directors relating to this Agreement or the Transactions and no settlement will be agreed to without SurgiCare or Merger Sub’s consent, which consent will not be unreasonably withheld.

     SECTION 6.07 Public Announcements. SurgiCare and Merger Sub, on the one hand, and IPS, on the other hand, will consult with each other a reasonable time before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements (including any filings with any federal or state governmental or regulatory agency or with the AMEX) with respect to the Transactions and will not issue any such press release or make any such public statement prior to such consultation. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any Person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

     SECTION 6.08 IPS Stock Options. Prior to the Effective Time, the IPS Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to (i) accelerate the exercisability of all outstanding IPS Stock Options, (ii) provide for the cancellation, effective immediately following the Effective Time, of all outstanding IPS Stock Options not exercised prior to the Effective Time, without any payment therefor, and (iii) terminate the IPS Option Plan as of immediately following the Effective Time.

     SECTION 6.09 AMEX Listing. SurgiCare shall use its best efforts to continue the listing of the SurgiCare Old Common Stock on the AMEX during the term of this Agreement.

     SECTION 6.10 Listing of SurgiCare Class A Common Shares. SurgiCare shall use its best efforts to cause the SurgiCare Class A Common Shares to be issued in the Merger to be approved for listing, upon official notice of issuance, on the AMEX or on The NASDAQ SmallCap Market.

     SECTION 6.11 Amendment or Waiver of Agreements. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, SurgiCare shall not amend or waive, or agree to any amendment to or waiver of, any material provision of the DCPS/MBS Acquisition Agreement, the Stock Subscription Agreement or the Debt Exchange Agreement without the prior written consent of IPS.

     SECTION 6.12 Form S-3 Eligibility. SurgiCare shall use its best efforts to maintain eligibility to file with the SEC registration statements on Form S-3 for offerings made on a continuous basis pursuant to Rule 415 under the Securities Act during the term of this Agreement.

     SECTION 6.13 IPS Audited Financial Statements. As soon as reasonably practicable following the date of this Agreement, IPS shall deliver to SurgiCare the audited consolidated balance sheets of IPS and the IPS Subsidiaries as of December 31, 2002 and 2001, together with the related consolidated statements of income and cash flows for the periods then ended, all certified by BDO Seidman, LLP, IPS’ independent public accountants and Arthur Andersen LLP, IPS’ former independent public accountants, respectively.

ARTICLE VII
CONDITIONS TO THE MERGER

     SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of IPS, SurgiCare and Merger Sub to consummate the Merger pursuant to Section 1.02 hereof are subject to the satisfaction or waiver (where permissible) of the following conditions:

          (a) Stockholder Approvals. The SurgiCare Stockholder Approval and the IPS Stockholder Approval shall have been obtained.

          (b) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, threatened, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, injunction, executive order or award (an “Order”) that is then in effect, pending or threatened and has, or would have, the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, the Debt Exchange, the Equity Financing, the Recapitalization or the DCPS/MBS Acquisition; provided that the party relying on a failure of this condition has complied with its obligations under Section 6.06.

          (c) Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated or obtained.

          (d) DCPS/MBS Acquisition. The DCPS/MBS Acquisition shall have been consummated concurrently with the Merger.

          (e) Equity Financing. The Equity Financing shall have been consummated concurrently with the Merger.

          (f) Debt Exchange. The Debt Exchange shall have been consummated concurrently with the Merger.

     SECTION 7.02 Conditions to the Obligations of SurgiCare and Merger Sub. The obligations of SurgiCare and Merger Sub to consummate the Merger are subject to the satisfaction or, where permissible, the waiver by SurgiCare of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of IPS contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made at and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date (provided, that any representation or warranty that is qualified by materiality (including, without limitation, by reference to a Material Adverse Effect) shall be true in all respects as of the Closing Date, or as of such particular date, as the case may be), and SurgiCare and Merger Sub shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of IPS to that effect.

          (b) Agreements and Covenants. IPS shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and SurgiCare and Merger Sub shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of IPS to that effect.

          (c) Consents. All material consents, approvals and authorizations (including, without limitation, the Required Consents) legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Entities and all consents from third parties under any IPS Material Contract or other material agreement, contract, license, lease or other instrument to which IPS or any IPS Subsidiary is a party or by which it is bound required as a result of the transactions contemplated by this Agreement or the Merger shall have been obtained.

          (d) Material Adverse Effect. Since the date of this Agreement, there shall have been no circumstances, events, occurrences, changes or effects that have had or would have an IPS Material Adverse Effect.

          (e) Actions. No Action shall have been brought, be pending or have been threatened by any Governmental Entity or other Person that (i) seeks to prevent or delay the consummation of the Transactions, (ii) seeks to restrain or prohibit SurgiCare’s or Merger Sub’s full rights of ownership or operation of any portion of the business or assets of IPS, or to compel SurgiCare or Merger Sub to dispose of or hold separate all or any portion of the business or assets of IPS, (iii) seeks to impose limitations on the ability of SurgiCare or Merger Sub to exercise full rights of ownership of the shares of IPS Capital Stock acquired pursuant to the Merger, including, without limitation, the right to vote any shares of IPS Capital Stock acquired or owned by SurgiCare or Merger Sub on all matters properly presented to the IPS stockholders, (iv) seeks to require divestiture by SurgiCare or Merger Sub of any shares of IPS Capital Stock, or (v) that otherwise would have an IPS Material Adverse Effect.

          (f) Certified Copies. At the Closing, IPS shall have delivered certified copies of (i) the resolutions duly adopted by the IPS Board authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby applicable to it and the Transactions, (ii) the IPS Charter and IPS By-Laws and (iii) the tabulation of the stockholder vote taken at the IPS Stockholders Meeting.

          (g) Director Resignations. At the Closing, except as otherwise mutually agreed by IPS and SurgiCare, IPS shall have delivered signed letters of resignation from each director of IPS and of each IPS Subsidiary, pursuant to which each such director resigns from his position as a director of IPS and of each IPS Subsidiary and makes such resignation effective at or prior to the Effective Time.

          (h) Documents and Proceedings. All documents that IPS delivers and all proceedings of IPS shall be in form and substance reasonably satisfactory to SurgiCare and its counsel.

          (i) Appraisal Shares. No more than 15% of the shares of IPS Capital Stock shall be Appraisal Shares.

          (j) Employment Agreements. Each of Terrence Bauer and Steve Murdock shall have entered into an employment agreement with SurgiCare in substantially the form attached hereto as Exhibit E and all other employment agreements with such individuals shall have been terminated. Such new employment agreements shall be in full force and effect as of the Effective Time and such individuals shall be in the employ of IPS immediately prior to the Effective Time and no such individual shall have indicated his intention to terminate his employment with the Surviving Corporation or SurgiCare following the Effective Time.

          (k) Opinion. SurgiCare shall have received an opinion of Morris, Manning & Martin, LLP, counsel to IPS, in form and substance as set forth on Exhibit F hereto.

          (l) Registration Rights. All existing registration rights of holders of IPS Capital Stock shall have been terminated and SurgiCare and Merger Sub shall have received a certificate to such effect signed on behalf of IPS by the President or Chief Financial Officer of IPS.

          (m) Investment Letters. There shall not be more than 30 holders of IPS Capital Stock immediately prior to the Effective Time that have not delivered to SurgiCare executed investment letters (the “Investment Letters”) in substantially the form set forth on Exhibit G hereto with each of question 3 and any clause of question 4 thereof answered in the affirmative.

          (n) No Alternative Transactions. No tender offer, exchange offer, merger or other transaction in respect of shares of IPS Capital Stock or material assets of IPS or any IPS Subsidiary shall have been commenced by any Person.

     SECTION 7.03 Conditions to the Obligations of IPS. The obligations of IPS to consummate the Merger are subject to the satisfaction or, where permissible, the waiver by IPS of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of SurgiCare and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date (provided, that any representation or warranty that is qualified by materiality shall be true in all respects as of the Effective Time, or as of such particular date, as the case may be), and IPS shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of SurgiCare and Merger Sub to that effect.

          (b) Agreements and Covenants. Each of SurgiCare and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and IPS shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of SurgiCare and Merger Sub to that effect.

          (c) Consents. All material consents, approvals and authorizations (including, without limitation, the Required Consents) legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Entities and all consents from third parties under any SurgiCare Material Contract or other material agreement, contract, license, lease or other instrument to which SurgiCare or any SurgiCare Subsidiary is a party or by which it is bound required as a result of the transactions contemplated by this Agreement or the Merger shall have been obtained.

          (d) Material Adverse Effect. Since the date of this Agreement, there shall have been no circumstances, events, occurrences, changes or effects that have had or would have a SurgiCare Material Adverse Effect.

          (e) Actions. No Action shall have been brought, be pending or have been threatened by any Governmental Entity or other Person that (i) seeks to prevent or delay the consummation of the Transactions, (ii) seeks to restrain or prohibit SurgiCare’s or Merger Sub’s full rights of ownership or operation of any portion of the business or assets of IPS, or to compel SurgiCare or Merger Sub to dispose of or hold separate all or any portion of the business or assets of IPS, (iii) seeks to impose limitations on the ability of SurgiCare or Merger Sub to exercise full rights of ownership of the shares of IPS Capital Stock acquired pursuant to the Merger, including, without limitation, the right to vote any shares of IPS Capital Stock acquired or owned by SurgiCare or Merger Sub on all matters properly presented to the IPS stockholders, (iv) seeks to require divestiture by SurgiCare or Merger Sub of any shares of IPS Capital Stock, or (v) that otherwise would have a SurgiCare Material Adverse Effect.

          (f) Employment Agreement. Keith LeBlanc shall have entered into an employment agreement with SurgiCare in substantially the form attached hereto as Exhibit E and all other employment agreements with such individual shall have been terminated. Such new employment agreement shall be in full force and effect as of the Effective Time and such individual shall be in the employ of SurgiCare immediately prior to the Effective Time and such individual shall not have indicated his intention to terminate his employment with SurgiCare following the Effective Time.

          (g) Certified Copies. At the Closing, (A) each of SurgiCare and Merger Sub shall have delivered certified copies of (i) the resolutions duly adopted by each of SurgiCare’s and Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby applicable to it and the Transactions, (ii) the resolutions duly adopted by such Person’s stockholders approving this Agreement and the

Transactions and the tabulation of the stockholder vote thereof, and (iii) the certificate of incorporation and the by-laws of each of SurgiCare and Merger Sub.

          (h) Opinion. IPS shall have received an opinion of Strasburger & Price, LLP, counsel to SurgiCare and Merger Sub, in form and substance as set forth on Exhibit H hereto.

          (i) No Alternative Transactions. No tender offer, exchange offer, merger or other transaction in respect of shares of SurgiCare Capital Stock or material assets of SurgiCare or any SurgiCare Subsidiary shall have been commenced by any Person.

          (j) Documents and Proceedings. All documents that the SurgiCare or Merger Sub delivers and all proceedings of SurgiCare and Merger Sub shall be in form and substance reasonably satisfactory to IPS and its counsel.

          (k) Resyndication of SurgiCare Subsidiaries. The capital structure of each SurgiCare Subsidiary shall have been resyndicated in a manner satisfactory to IPS.

          (l) Filing of SurgiCare Restated Charter. The SurgiCare Restated Charter shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Effective Time.

          (m) Amendment of SurgiCare By-Laws. The SurgiCare By-Laws shall have been amended and restated in the form of Exhibit I hereto and shall continue to be in full force and effect as of the Effective Time.

          (n) Conversion of SurgiCare Preferred Stock. All shares of SurgiCare Series A and SurgiCare Series AA shall have been redeemed or converted into SurgiCare Class A Common Shares, and no shares of SurgiCare Series A or SurgiCare Series AA shall be outstanding at the Effective Time.

          (o) Director Resignations and Elections; Officers. At the Closing, SurgiCare shall have delivered signed letters of resignation from each director of SurgiCare and, except as otherwise mutually agreed by IPS and SurgiCare, of each SurgiCare Subsidiary, pursuant to which each such director resigns from his position as a director of SurgiCare and of each SurgiCare Subsidiary and makes such resignation effective at or prior to the Effective Time. At the Effective Time, the SurgiCare Board shall consist of Terrence Bauer, Keith LeBlanc, two individuals designated by Brantley IV, and three outside directors reasonably satisfactory to IPS, and the officers of SurgiCare shall be as follows:

Terrence Bauer	Chief Executive Officer
Keith LeBlanc	President
Steve Murdock	Chief Financial Officer

          (p) No Waivers or Amendments. No amendment to or waiver of any material provision of the Stock Subscription Agreement (including the exhibits thereto), the Debt Exchange Agreement or the DCPS/MBS Acquisition Agreement shall have been made after the date hereof without the written consent of IPS.

          (q) Termination of Warrants. The Brantley Warrants shall have been terminated, effective at the Effective Time, pursuant to documentation reasonably satisfactory to IPS.

          (r) Settlement of Litigation. All outstanding litigation matters and legal proceedings involving SurgiCare or its Subsidiaries shall have been settled on terms satisfactory to IPS.

          (s) Due Diligence. IPS shall have completed and be satisfied in its sole discretion with the results of its legal, accounting, tax, regulatory and business due diligence review of SurgiCare, DCPS and MBS.

          (t) AMEX or NASDAQ Listing. The SurgiCare Class A Common Shares to be issued in the Merger shall have been authorized for listing on the AMEX or on The NASDAQ SmallCap Market, subject to official notice of issuance.

ARTICLE VIII
TERMINATION, AMENDMENT, WAIVER AND EXPENSES

     SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions, as follows:

          (a) by mutual written consent duly authorized by the boards of directors of each of SurgiCare and IPS;

          (b) by either SurgiCare or IPS, by giving written notice to the other party, if there is any Law or Order of a Governmental Authority which is final and nonappealable preventing the consummation of the Merger; provided, however, that the provisions of this Section 8.01(b) will not be available to any party whose failure to fulfill its obligations hereunder is the cause of, or has resulted in, such Law or Order;

          (c) by either SurgiCare or IPS, by giving written notice to the other party, if the Effective Time has not occurred on or before October 31, 2004;

          (d) by IPS if (X) the SurgiCare Board (i) has made a SurgiCare Subsequent Adverse Determination, or publicly resolves to make a SurgiCare Subsequent Adverse Determination, (ii) fails to recommend to the SurgiCare stockholders that they approve the issuance of SurgiCare Class A Common Shares in the Merger and give the SurgiCare Stockholder Approval, or (iii) fails to reconfirm the recommendation referred to in clause (ii) above within five business days after IPS requests in writing that such recommendation be reaffirmed, or fails to publicly announce that the SurgiCare Board is not recommending any alternative SurgiCare Acquisition Proposal within five business days after IPS requests in writing that such announcement be made, (Y) SurgiCare has breached its obligations under Section 6.03, or (Z) a tender offer or exchange offer for 10% or more of the outstanding shares of stock of SurgiCare is commenced, and the SurgiCare Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance or rejection of such tender offer or exchange offer by its stockholders);

          (e) by SurgiCare if (X) the IPS Board (i) has made an IPS Subsequent Adverse Determination, or publicly resolves to make an IPS Subsequent Adverse Determination, (ii) fails to recommend to the IPS stockholders that they approve this Agreement and the Merger and give the IPS Stockholder Approval, or (iii) fails to reconfirm the recommendation referred to in clause (ii) above within five business days after SurgiCare requests in writing that such recommendation be reaffirmed, or fails to publicly announce that the IPS Board is not recommending any alternative IPS Acquisition Proposal within five business days after SurgiCare requests in writing that such announcement be made, (Y) IPS has breached its obligations under Section 6.04, or (Z) a tender offer or exchange offer for 10% or more of the outstanding shares of stock of IPS is commenced, and the IPS Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance or rejection of such tender offer or exchange offer by its stockholders);

          (f) by either SurgiCare or IPS, by giving written notice to the other party, if the SurgiCare Stockholder Approval is not obtained at the SurgiCare Stockholders Meeting or any adjournment thereof duly called and held in accordance with Section 6.01(g) hereof;

          (g) by either SurgiCare or IPS, by giving written notice to the other party, if the IPS Stockholder Approval is not obtained at the IPS Stockholders Meeting or any adjournment thereof duly called and held in accordance with Section 6.01(g) hereof;

          (h) by SurgiCare, by giving written notice to IPS, upon a breach of any representation, warranty, covenant or agreement on the part of IPS set forth in this Agreement, or if any representation or warranty of IPS has become untrue, in either case such that the conditions set forth either in Section 7.02(a) or (b) would not be satisfied, and such breach shall not have been cured within twenty (20) business days following receipt by IPS of written notice of such breach; provided that the right to terminate this Agreement pursuant to this clause shall not be available to SurgiCare if SurgiCare is, at the time, in breach of this Agreement;

          (i) by IPS, by giving written notice to SurgiCare, upon a breach of any representation, warranty, covenant or agreement on the part of SurgiCare or Merger Sub set forth in this Agreement, or if any representation or warranty of SurgiCare or Merger Sub has become untrue, in either case such that the conditions set forth either in Section 7.03(a) or (b) would not be satisfied, and such breach shall not have been cured within twenty (20) business days following receipt by SurgiCare of written notice of such breach; provided that the right to terminate this Agreement pursuant to this clause shall not be available to IPS if IPS is, at the time, in breach of this Agreement;

          (j) prior to the SurgiCare Stockholders Meeting, by SurgiCare (A) if the SurgiCare Board has authorized SurgiCare, subject to complying with the terms of Section 6.03 of this Agreement, to enter into a definitive agreement with respect to a SurgiCare Superior Proposal and SurgiCare has notified IPS in writing that it intends to enter into such an agreement (which notification will identify the offeror and detail the proposed terms of such SurgiCare

Superior Proposal), and (B) IPS has not made, within five business days of receipt of SurgiCare’s written notification of its intention to enter into a definitive agreement with respect to a SurgiCare Superior Proposal, an offer that the SurgiCare Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of SurgiCare as the SurgiCare Superior Proposal; provided, however, that such termination pursuant to this clause (j) will not be effective unless and until SurgiCare has paid to IPS the amounts described in Section 8.03 hereof as applicable to this Section 8.01(j);

          (k) prior to the IPS Stockholders Meeting, by IPS (A) if the IPS Board has authorized IPS, subject to complying with the terms of Section 6.04 of this Agreement, to enter into a definitive agreement with respect to an IPS Superior Proposal and IPS has notified SurgiCare in writing that it intends to enter into such an agreement (which notification will identify the offeror and detail the proposed terms of such IPS Superior Proposal), and (B) SurgiCare has not made, within five business days of receipt of IPS’ written notification of its intention to enter into a definitive agreement with respect to an IPS Superior Proposal, an offer that the IPS Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of IPS as the IPS Superior Proposal; provided, however, that such termination pursuant to this clause (k) will not be effective unless and until IPS has paid to SurgiCare the amounts described in Section 8.03 hereof as applicable to this Section 8.01(k);

          (l) by IPS, by written notice to SurgiCare, if the condition to closing set forth in Section 7.03(i) has not been met;

          (m) by SurgiCare, by written notice to IPS, if the condition to closing set forth in Section 7.02(n) has not been met;

          (n) prior to the SurgiCare Stockholders Meeting, by SurgiCare if the SurgiCare Board has made a SurgiCare Subsequent Adverse Determination and the SurgiCare Board has determined in good faith (after consultation with legal counsel) that holding the SurgiCare Stockholders Meeting would constitute a breach by the SurgiCare Board of its fiduciary duties to SurgiCare’s stockholders under applicable Law; provided, however, that such termination pursuant to this clause (n) will not be effective unless and until SurgiCare has paid to IPS the amounts described in Section 8.03 hereof as applicable to this Section 8.01(n); and

          (o) prior to the IPS Stockholders Meeting, by IPS if the IPS Board has made an IPS Subsequent Adverse Determination and the IPS Board has determined in good faith (after consultation with legal counsel) that holding the IPS Stockholders Meeting would constitute a breach by the IPS Board of its fiduciary duties to IPS’ stockholders under applicable Law; provided, however, that such termination pursuant to this clause (o) will not be effective unless and until IPS has paid to SurgiCare the amounts described in Section 8.03 hereof as applicable to this Section 8.01(o).

     SECTION 8.02 Effect of Termination. Except as provided in Section 8.03 or Section 9.01 (which provisions will survive termination of this Agreement), in the event of termination of this Agreement pursuant to Section 8.01, this Agreement will immediately become void, there will be no liability under this Agreement on the part of SurgiCare or Merger Sub or IPS or any of their respective officers or directors, and all rights and obligations of each party hereto will cease; provided, however, that nothing herein will relieve any party from liability for any pre-termination breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 8.03 Expenses.

          (a) Except as set forth below, all Expenses (as defined below) incurred in connection with this Agreement and the Transactions will be paid by the party incurring such expenses. “Expenses” as used in this Agreement include all reasonable out of pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, financing sources, appraisers, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the due diligence review and analysis, the Merger and the other Transactions, the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of the SurgiCare Stockholder Approval, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other Transactions.

          (b) SurgiCare will reimburse IPS for all Expenses incurred by or on behalf of IPS prior to termination of this Agreement in connection with this Agreement and the Transactions, upon the termination of this Agreement:

               (1) by SurgiCare or IPS pursuant to Section 8.01(f);

               (2) by IPS pursuant to Section 8.01(d), Section 8.01(i) or Section 8.01(l); or

               (3) by SurgiCare pursuant to Section 8.01(j) or Section 8.01(n).

          (c) IPS will reimburse SurgiCare for all Expenses incurred by or on behalf of SurgiCare prior to termination of this Agreement in connection with this Agreement and the Transactions, upon the termination of this Agreement:

               (1) by SurgiCare or IPS pursuant to Section 8.01(g);

               (2) by SurgiCare pursuant to Section 8.01(e), Section 8.01(h) or Section 8.01(m); or

               (3) by IPS pursuant to Section 8.01(k) or Section 8.01(o).

          (d) Each of SurgiCare and IPS acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either SurgiCare or IPS fails to pay the amounts due pursuant to this Section 8.03, and, in order to obtain any such payment, the other party commences a legal proceeding which results in a judgment against SurgiCare or IPS, as the case may be, for the amounts set forth in this Section 8.03, SurgiCare or IPS, as the case may be, will pay to the other party its costs and expenses (including attorneys’ fees) in connection with such proceeding, together with interest on the amounts set forth in this Section 8.03 at the prime rate of Citibank N.A. in effect on the date any such payment was required to be made.

ARTICLE IX
GENERAL PROVISIONS

     SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto will terminate at the Effective Time. The covenants and agreements in this Agreement will survive the Effective Time in accordance with their terms.

     SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be deemed given (i) five days after mailing by certified mail (postage prepaid, return receipt requested), (ii) when delivered by hand, (iii) upon confirmation of receipt by facsimile or (iv) one business day after sending by overnight delivery service to the respective parties at the following addresses (or at such other address for a party as is specified in a notice given in accordance with this Section 9.02):

     if to SurgiCare or Merger Sub:

SurgiCare, Inc.
12727 Kimberly Lane, Suite 200
Houston, TX 77024
Facsimile No.: (713) 722-0921
Attention: Keith LeBlanc

     with a copy to:

Strasburger & Price, LLP
1401 McKinney, Suite 2200
Houston, Texas 77010.4035
Facsimile No.: (713) 951-5660
Attention: Ivan Wood Jr., Esq.

     if to IPS:

Integrated Physician Solutions, Inc.
1805 Old Alabama Road, Suite 350
Roswell, GA 30076
Facsimile No.: (678) 832-1888
Attention: Terrence L. Bauer

     with a copy to:

Morris, Manning & Martin, LLP
1600 Atlanta Financial Center

3343 Peachtree Road, N.E.
Atlanta, Georgia 30326
Facsimile No.: (404) 365-9532
Attention: David M. Calhoun, Esq.

     SECTION 9.03 Certain Definitions. For purposes of this Agreement, the term:

          (a) “Affiliate” or “affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified Person.

          (b) “Aggregate Merger Consideration” shall mean a number of shares of SurgiCare Class A Common Stock equal to the Fully-Diluted SurgiCare Shares minus the number of Brantley III Loan Conversion Shares minus the number of Brantley Capital Loan Conversion Shares.

          (c) “Assumed Market Price” means (x) the greater of $0.55 or the Five Day Average Price, in each case divided by (y) the Reverse Split Fraction.

          (d) “business day” means any day on which both the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or a Sunday) on which banks are not required or authorized to close in The City of New York.

          (e) “Brantley III Loan Amount” means the aggregate principal amount of, and all accrued and unpaid interest on, the Brantley III Notes outstanding immediately prior to the Closing.

          (f) “Brantley III Loan Conversion Shares” means a number of SurgiCare Class A Common Shares equal to the Brantley III Loan Amount divided by the Class A Common Closing Price, rounded up to the nearest whole share.

          (g) “Brantley Capital Loan Amount” means the aggregate principal amount of, and all accrued and unpaid interest on, the Brantley Capital Notes outstanding immediately prior to the Closing.

          (h) “Brantley Capital Loan Conversion Shares” means a number of SurgiCare Class A Common Shares, rounded up to the nearest whole share, equal to the sum of (i) the Brantley Capital Loan Amount divided by the Class A Common Closing Price plus (ii) the Brantley Capital Dividend Securities (as defined in the Debt Exchange Agreement), if any. It is understood that there shall not be any Brantley Capital Dividend Securities if the IPS Common/Series C Merger Consideration is less than the product of 2,000,000 multiplied by the Reverse Split Fraction.

          (i) “Class A Common Closing Price” means an amount equal to the Five Day Average Price divided by the Reverse Split Fraction.

          (j) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

          (k) “DCPS” means Dennis Cain Physician Services, Ltd., a Texas limited partnership.

          (l) “DCPS/MBS Acquisition” means the transactions contemplated by the DCPS/MBS Acquisition Agreement, including without limitation the issuance of shares of SurgiCare Class A Common Stock and SurgiCare Class C Common Stock pursuant thereto.

          (m) “DCPS/MBS Acquisition Agreement” means the Agreement and Plan of Merger dated as of February 9, 2004 among SurgiCare, DCPS/MBS Acquisition, Inc., DCPS, MBS and the Sellers party thereto attached hereto as Exhibit K.

          (n) “Dilutive Options and Warrants” means options and warrants to purchase SurgiCare Class A Common Shares that have an exercise price immediately after giving effect to the filing of the SurgiCare Restated Charter that is equal to or less than the Assumed Market Price.

          (o) “Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

          (p) “Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(l).

          (q) “Environmental Laws” means any federal, state, local or foreign Laws relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution or protection of the environment.

          (r) “Fiduciary” has the meaning set forth in ERISA Section 3(21).

          (s) “Five Day Average Price” means the average of the daily average of the high and low price per share of the SurgiCare Old Common Stock on the American Stock Exchange, or such other stock exchange or other similar system on which the SurgiCare Old Common Stock shall be listed or quoted at the time, for the five trading days immediately preceding the Closing Date.

          (t) “Fully-Diluted SurgiCare Shares” means the number of SurgiCare Class A Common Shares which would be outstanding on a fully-diluted basis (calculated as set forth in the immediately following sentence) immediately after the effectiveness of the filing of the SurgiCare Restated Charter and the Recapitalization but prior to the Equity Financing, the Merger, the Debt Exchange or the DCPS/MBS Acquisition, rounded up to the nearest whole share. For purposes of this definition, “fully-diluted basis” shall mean the number of SurgiCare

Class A Common Shares that would be outstanding assuming the exercise of all outstanding options, warrants and rights to acquire SurgiCare Class A Common Shares and the conversion or exchange of all securities convertible into, or exchangeable for, SurgiCare Class A Common Shares, whether or not vested or then exercisable, calculated at the maximum number of shares issuable pursuant thereto; provided, however, that all options and warrants that are not Dilutive Options and Warrants will be disregarded for purposes of such calculation, and each Dilutive Option and Warrant shall be deemed to have been exercised for a number of shares equal to (i) the maximum number of shares issuable pursuant to such Dilutive Option and Warrant multiplied by (ii) a fraction, the numerator of which is the excess of the Assumed Market Price over the exercise price of such Dilutive Option and Warrant, and the denominator of which is the Assumed Market Price.

          (u) “Hazardous Substances” means (i) those substances defined in or regulated under the following federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any federal, state, local or foreign Governmental Entity pursuant to any Environmental Law.

          (v) “Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature, including without limitation all rights and interests pertaining to or deriving from:

               (1) patents, copyrights, technology, know-how, processes, trade secrets, inventions, domain names, works (whether published or unpublished and whether registered or not), proprietary data, customer data, databases, pricing and cost information, business, sales and marketing methods and plans, formulae, research and development data and computer software programs;

               (2) all Trademarks;

               (3) all registrations, applications, recordings, licenses, common-law rights and Contracts relating thereto; and

               (4) all Actions and rights to sue at law or in equity for any past, present or future infringement or other impairment of any of the foregoing.

          (w) “IPS Common/Series C Merger Consideration” shall mean a number of SurgiCare Class A Common Shares equal to the lesser of (i) the Aggregate Merger Consideration and (ii) the product of 2,000,000 multiplied by the Reverse Split Fraction, rounded up to the nearest whole share.

          (x) “IPS Employee Benefit Plan” means any current (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b)

qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, material fringe benefit plan or program, or (e) profit sharing, stock option, stock purchase, equity, stock appreciation, bonus, incentive deferred compensation, severance plan or other benefit plan, which covers any current or former employees, officers, directors, independent contractors (or their dependents or beneficiaries) of IPS or any IPS Subsidiary or for which IPS or any IPS Subsidiary may have any Liability.

          (y) “IPS Material Adverse Effect” means any one or more circumstances, events, occurrences, changes or effects that, individually or in the aggregate with respect to all events, occurrence, changes or effects with respect to which such phrase is used herein, (i) materially and adversely affects, or poses a material risk of materially and adversely affecting, the business, operations, condition (financial or otherwise), assets (tangible or intangible), results of operations or prospects of IPS and the IPS Subsidiaries taken as a whole, or (ii) is reasonably likely to prevent or delay the consummation of the Merger.

          (z) [RESERVED.]

          (aa) “IPS Series A Merger Consideration” shall mean that portion of the Aggregate Merger Consideration equal to the aggregate number of shares of SurgiCare Class A Common Stock distributable in respect of all outstanding shares of IPS Series A outstanding at the time of the Merger in accordance with the IPS Charter (as amended by the IPS Charter Amendment).

          (bb) “IPS Series A-1 Merger Consideration” shall mean that portion of the Aggregate Merger Consideration equal to the aggregate number of shares of SurgiCare Class A Common Stock distributable in respect of all outstanding shares of IPS Series A-1 outstanding at the time of the Merger in accordance with the IPS Charter (as amended by the IPS Charter Amendment).

          (cc) “IPS Series A-2 Merger Consideration” shall mean that portion of the Aggregate Merger Consideration equal to the aggregate number of shares of SurgiCare Class A Common Stock distributable in respect of all outstanding shares of IPS Series A-2 outstanding at the time of the Merger in accordance with IPS Charter (as amended by the IPS Charter Amendment).

          (dd) “IPS Series B Merger Consideration” shall mean that portion of the Aggregate Merger Consideration equal to the aggregate number of shares of SurgiCare Class A Common Stock distributable in respect of all outstanding shares of IPS Series B outstanding at the time of the Merger in accordance with the IPS Charter (as amended by the IPS Charter Amendment).

          (ee) “IPS Subsidiary” means any subsidiary of IPS.

          (ff) “knowledge” means, with respect to IPS, the actual knowledge, after reasonable inquiry, of the chief executive officer and chief financial officer of IPS, and, with respect to SurgiCare, the actual knowledge, after reasonable inquiry, of the executive officers of SurgiCare.

          (gg) “Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due).

          (hh) “MBS” means Medical Billing Services, Inc., a Texas corporation.

          (ii) “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

          (jj) “PBGC” means the Pension Benefit Guaranty Corporation.

          (kk) “person” or “Person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          (ll) “Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

          (mm) “Reverse Split Fraction” means a number equal to 0.10.

          (nn) “subsidiary” or “subsidiaries” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 10% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          (oo) “SurgiCare Employee Benefit Plan” means any current (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, material fringe benefit plan or program, or (e) profit sharing, stock option, stock purchase, equity, stock appreciation, bonus, incentive deferred compensation, severance plan or other benefit plan, which covers any current or former employees, officers, directors, independent contractors (or their dependents or beneficiaries) of SurgiCare or any SurgiCare Subsidiary or for which SurgiCare or any SurgiCare Subsidiary may have any Liability.

          (pp) “SurgiCare Material Adverse Effect” means any one or more circumstances, events, occurrences, changes or effects that, individually or in the aggregate with respect to all events, occurrence, changes or effects with respect to which such phrase is used herein, (i) materially and adversely affects, or poses a material risk of materially and adversely affecting, the business, operations, condition (financial or otherwise), assets (tangible or intangible), results of operations or prospects of SurgiCare and the SurgiCare Subsidiaries taken as a whole, or (ii) is reasonably likely to prevent or delay the consummation of the Merger.

          (qq) “SurgiCare Subsidiary” means any subsidiary of SurgiCare.

          (rr) “Tax” or “Taxes” means all taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local, or foreign authority, whether disputed or not, including without limitation (i) income, franchise, profits, gross receipts, ad valorem, net worth value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security (or similar), workers’ compensation, unemployment compensation, disability, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, environmental (including taxes under Code section 59A), customs duties, registration, alternative and add-on minimum, estimated, transfer and gains taxes, or other tax of any kind whatsoever, and (ii) in all cases, including interest, penalties, additional taxes and additions to tax imposed with respect thereto.

          (ss) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, attachment or amendment thereto.

          (tt) “Trademarks” means all trademarks, service marks, trade names, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

          (uu) “Transactions” means the Merger and the other transactions contemplated by this Agreement, including without limitation the Recapitalization, the Debt Exchange the Equity Financing, the Board Election, the adoption of the New Equity Plan and the DCPS/MBS Acquisition.

     SECTION 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after this Agreement is adopted by the IPS stockholders, no such amendment will be made that reduces the amount or changes the type of consideration into which each share of IPS Capital Stock will be converted upon consummation of the Merger or that otherwise by applicable Law requires the approval of the IPS stockholders without the further approval of the IPS stockholders; provided, further, that the prior written consent of Brantley Partners IV shall be required for any amendment hereto. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto.

     SECTION 9.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto,

(b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein; provided, however, that the prior written consent of Brantley Partners IV shall be required in any such event. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement will not constitute a waiver of such rights.

     SECTION 9.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect as long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.07 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, provided, however, that each of SurgiCare and Merger Sub will be entitled to assign this Agreement and any rights, interests or obligations hereunder to any of its Affiliates or, following the Closing, any senior lender of SurgiCare without the consent of IPS. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 9.08 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

     SECTION 9.09 Governing Law; Forum. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law principles.

     SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered will be deemed to be an original but all of which taken together will constitute one and the same agreement.

     SECTION 9.12 Entire Agreement. This Agreement (including the exhibits hereto, the disclosure schedule called for hereunder and furnished by SurgiCare and Merger Sub to IPS prior to the execution of this Agreement (the “SurgiCare Disclosure Schedule”) and the disclosure schedule called for hereunder and furnished by IPS to SurgiCare and Merger Sub prior to the execution of this Agreement (the “IPS Disclosure Schedule”)) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties hereto with respect thereto, including without limitation the Prior Agreement, which Prior Agreement is terminated in its entirety. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

     SECTION 9.13 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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     IN WITNESS WHEREOF, SurgiCare, Merger Sub and IPS have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SURGICARE, INC.

By:	\s\ Keith LeBlanc
Name: Title:	Keith LeBlanc CEO

IPS ACQUISITION, INC.

By:	\s\ Keith LeBlanc
Name: Title:	Keith LeBlanc President

INTEGRATED PHYSICIAN SOLUTIONS, INC.

By:	\s\ Terrence L. Bauer
Name: Title:	Terrence L. Bauer President and CEO